EXHIBIT 10.23

AMENDED AND RESTATED OPERATING AGREEMENT

OF

AMERICAN RACING AND ENTERTAINMENT, LLC

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ARTICLE 7. CAPITAL CONTRIBUTIONS; LOANS; UNITS		23
7.1	Initial Capital Contributions	23
7.2	Additional Capital Contributions; Advances from Nevada Gold.	23
7.3	No Withdrawal	26
7.4	No Interest on Capital	26
7.5	Loans by Members	26
7.6	Capital Accounts	27
7.7	Transfer	27
7.8	Liability to Company	27
7.9	Preemptive Right	27
7.10	Units	28
7.11	Reimbursement Obligations.	28

ARTICLE 8. ALLOCATION OF PROFITS AND LOSSES		33
8.1	Profits and Losses.	33
8.2	Regulatory Allocations.	34
8.3	Tax Credits	35

ARTICLE 9. DISTRIBUTIONS		35
9.1	Distributions	35
9.2	Other Distributions	36
9.3	Payment	36
9.4	Withholding	37
9.5	Tax Distributions	37

ARTICLE 10. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		37
10.1	Representations and Warranties of Members	37
10.2	Indemnification.	40
10.3	Insurance	43

ARTICLE 11. ACCOUNTING AND REPORTING		43
11.1	Fiscal Year	43
11.2	Accounting Method	43
11.3	Tax Elections	44
11.4	Returns	44
11.5	Reports	44
11.6	Books and Records	44
11.7	Banking	44
11.8	Tax Matters Partner	44
11.9	No Partnership	45

ARTICLE 12. DISSOLUTION OF THE COMPANY		45
12.1	Dissolution	45
12.2	Events of Withdrawal	45
12.3	Bankruptcy	46

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ARTICLE 13. LIQUIDATION		47
13.1	Liquidation	47
13.2	Priority of Payment	47
13.3	Distribution to Members	48
13.4	No Restoration Obligation	48
13.5	Liquidating Reports	48
13.6	Articles of Dissolution	48

ARTICLE 14. TRANSFER RESTRICTIONS		49
14.1	General Restriction	49
14.2	No Member Rights	49
14.3	Permitted Transferee	49
14.4	Right of First Refusal; Tag-Along Provisions.	50
14.5	General Conditions on Transfers	51
14.6	Rights of Transferees.	52
14.7	Ownership Interests in Members	53

ARTICLE 15. PRIVILEGED LICENSE PROTECTION		53
15.1	No Unsuitability Knowledge	53
15.2	Regulatory Compliance in the State of New York	53
15.3	Gaming Regulations in Jurisdictions Outside of New York.	54
15.4	Buy-Out Provisions.	54

ARTICLE 16. GOVERNING LAW; DISPUTE RESOLUTION		56
16.1	Governing Law	56
16.2	Disputes	57
16.3	Negotiation	57
16.4	Arbitration	57

ARTICLE 17. GENERAL PROVISIONS		58
17.1	Covenants.	58
17.2	Amendments	59
17.3	Confidentiality	59
17.4	Waiver of Partition Right	59
17.5	Waivers Generally	59
17.6	Equitable Relief	59
17.7	Remedies for Breach	60
17.8	Notices	60
17.9	Costs	61
17.10	Partial Invalidity	61
17.11	Survivability of the August 24, 2005 Agreement	62
17.12	Entire Agreement	62
17.13	Binding Effect	62
17.14	Further Assurances	62
17.15	Headings	62
17.16	Terms	62
17.17	Effectiveness	62
17.18	Counterparts	62

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AMENDED AND RESTATED OPERATING AGREEMENT

OF

AMERICAN RACING AND ENTERTAINMENT, LLC

This Amended and Restated Operating Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of American Racing and Entertainment, LLC (the “Company”), a New York limited liability company, is made as of the 1st day of March, 2006, by and among the Persons who have executed a counterpart signature page hereto on the date hereof and each other Person who may become a party hereto as a Member from time to time in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Company agree as follows:

ARTICLE 1. ORGANIZATION AND DEFINITIONS

1.1 Company Name. The business of the Company will be conducted under the name “American Racing and Entertainment, LLC” or any other name selected by the Company in accordance with governing law.

1.2 New York Office. The Company’s principal place of business is 125 Park Avenue, New York, New York 10017. The Company may maintain offices at such other place or places within or outside the State of New York as the Board deems advisable.

1.3 Term. The Company was formed on the date its Articles of Organization were filed with the New York Secretary of State (the “Effective Date”) and shall continue until a Dissolution may occur.

1.4 Foreign Qualification. The Board shall cause the Company to apply for any required certificate of authority to do business in any other state or jurisdiction where it conducts business, as appropriate.

1.5 Definitions. Terms used with initial capital letters will have the meanings specified in Exhibit “A,” applicable to both singular and plural forms, for all purposes of this Agreement.

ARTICLE 2. PURPOSES AND POWERS

2.1 Principal Purposes. The purposes for which the Company is organized are:

(a) to own, hold, develop, operate, lease, transfer, sell, exchange, improve or otherwise dispose of all or any part of the Tioga Downs Complex;

(b) to acquire, own, hold, develop, operate, lease, transfer, sell, exchange, improve or otherwise dispose of all or any part of the Vernon Downs Complex;

(c) to enter into and perform contracts of any kind necessary to, in connection with or incidental to the accomplishment of the foregoing purposes;

(d) to incur Debt from any source, including without limitation any Member or Affiliate of a Member, to accomplish the foregoing purposes or to meet the obligations of the Company; to issue evidences of the Company’s Debt to repay such borrowings; and to grant security interests in the Company’s assets to secure repayment of such Debt; and

(e) to do all other things necessary, desirable or conducive to the accomplishment of the aforesaid purposes or otherwise contemplated by this Agreement.

The Company is a single-purpose venture and is intended to engage in no business or project other than those described above regarding the Tioga Downs Complex and the Vernon Downs Complex, subject to the terms of Section 4.4(d). Title to all Company property shall be held in the name of the Company or a subsidiary of the Company.

2.2 Powers. The Company has all of the powers granted to a limited liability company under the Act, as well as all powers necessary or convenient to achieve its purposes and to further its Business.

ARTICLE 3. MEMBERSHIP

3.1 Members. The Members of the Company are listed on the attached Exhibit 3.1, and the Units held by (and the Percentage attributable thereto), and the Capital Contributions made and committed by, each such Member are set forth on Exhibit 3.1, as amended from time to time. The Board shall be required to update Exhibit 3.1 from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Exhibit 3.1 made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit 3.1 shall be deemed a reference to Exhibit 3.1 as amended and in effect from time to time.

3.2 Rights of and Restrictions on Members. No Member will:

(a) Be personally liable for any of the debts, obligations or losses (including deficits in its Capital Account except as specifically provided herein) of the Company or the other Members, except as otherwise provided in the Act or an agreement signed by the Member to be subjected to any individual liability;

(b) Be assessed or required to make any Capital Contributions except as provided in Section 7.2 hereof;

(c) Except as specifically set forth herein or as otherwise approved by the Members, have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company;

(d) Except as specifically set forth herein or as otherwise approved by the Members, be entitled to be paid any salary or to have a Company drawing account;

(e) Be entitled to receive any interest on any Capital Contribution or Capital Account;

(f) Be entitled to a partition of any property of the Company;

(g) Except as expressly provided to the contrary herein, be entitled to priority over any Member, either as to a return of its Capital Contribution or as to allocations of revenues, gains, costs, expenses, losses or Distributions; or

(h) Be entitled to a return of, or to a withdrawal of, all or any part of its contributions to the Company, except to the extent that the Members may be entitled to Distributions pursuant to the express provisions of this Agreement, and (unless otherwise provided) no Member shall have any right to demand or receive property other than cash in return for its contributions, and its right to receive cash shall be, and is hereby expressly limited and controlled by the terms of this Agreement.

3.3 Information.

(a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

(b) The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member will hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member or a Director except for disclosures (i) compelled by law (but the Member must notify the Board promptly of any request for that information, before disclosing it if practicable), (ii) required under the securities laws, (iii) to advisers or representatives of the Member or Persons to whom any of that Member’s Units may be transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 3.3(b), (iv) of information that such Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality (v) to obtain or renew any Gaming License or to prevent any Gaming License from being revoked, suspended or subjected to conditions, or (vi) as otherwise permitted under this Agreement. The Members acknowledge that breach of the provisions of this Section 3.3(b) may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 3.3(b) may be enforced by specific performance.

3.4 Meetings. Special meetings of the Members shall be held at the Company’s principal place of business in New York, or such other place approved by the Members. There shall be no regularly scheduled meetings of the Members of the Company. A special meeting of the Members may be called by any Member.

3.5 Votes of Members. Unless otherwise provided in this Agreement or in the Act or other applicable law, any decision or approval required of the Members as a group pursuant to this Agreement shall require approval of the Members holding at least 75% of the outstanding Units.

3.6 Notice of Meetings. Written notice of a meeting of the Members shall be given to each Member not less than three (3) days nor more than thirty (30) days before the date of the meeting, unless waived by all of the Members; provided, however, if the immediate attention of the Members to a matter is required, then twenty four hours (24) notice, or such shorter notice if reasonable under the circumstances, shall be given. The notice shall state the place, date and hour of the meeting and the general nature of the business to be transacted.

3.7 Actions Without a Meeting. Any action that may be taken at any meeting of Members may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed and delivered to the Board by all Members. Any Member giving a written consent may revoke such consent by a writing received by the Board prior to the time that the Board has received written consents of all Members.

3.8 No Resignation or Retirement. Each Member agrees not to voluntarily resign or retire as a Member in the Company, other than as a result of a Transfer of all of such Member’s Units pursuant to, and in accordance with, this Agreement. However, if such voluntary resignation or retirement occurs in contravention of this Agreement, the withdrawing Member will, without further act, become a Transferee of its Units (with the limited rights of a Transferee that is not a Permitted Transferee as set forth in Section 14.6(b) hereof). Any Member who resigns or retires from the Company in contravention of this Agreement will be liable to the Company and the other Members for proven monetary damages (but any such action or proposed action to resign or retire will not be subject to any equitable action for injunctive relief or specific performance except as permitted under Section 17.6).

3.9 Addition of New Members. Subject to (a) the requisite approval of the Board in accordance with Section 4.1(b)(v) or Section 4.1(d)(iv) (as applicable), (b) the prior written approval of all of the Members in the case of an issuance of Units authorized by the Board pursuant to Section 4.1(b)(v) and (c) full compliance by the Company with Section 7.9 in the case of an issuance of Units authorized by the Board pursuant to Section 4.1(d)(iv), the Board may, from time to time in its discretion, authorize and cause the Company to issue and sell Units to any Person that is not a Member and admit any such Person as Member, subject to the compliance by such Person with the provisions of Section 14.5 hereof as if such Person was a Transferee of Units. Any Person that purchases Units from the Company pursuant to this Section 3.9 and is admitted by the Company as a Member shall be considered a Permitted Transferee for all purposes of this Agreement.

ARTICLE 4. MANAGEMENT

4.1 Management. The overall business and affairs of the Company shall be managed by a Board of Directors (the “Board”), which, except as otherwise provided in this Agreement, shall have full and complete charge of all facets of the overall business affairs of the Company, and the overall management and control of the Company’s business shall rest exclusively with the Board. Any decision by the Board shall require the affirmative vote of a majority of the directors (except as provided in Section 4.1(b)), and shall bind the Company and the Members; provided that certain decisions require the consent of Oneida pursuant to Section 4.8 hereof. The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Act. No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company, other than by exercising the Director’s voting power as a member of the Board, unless (subject to the provisions of Section 4.8 hereof and any other provisions of this Agreement) specifically authorized by the Board in each instance. No Director shall represent himself or herself as a manager of the Company. Subject to the provisions of Section 4.8 hereof and any other provisions of this Agreement, the Board shall make all Unanimous Decisions, Major Decisions and Non-Arbitrable Decisions.

(a) Decisions other than Unanimous Decisions, Major Decisions and Non-Arbitrable Decisions may be made and related acts taken, subject to the provisions of Section 4.8 hereof: (x) as provided in this Agreement; or (y) if not specifically provided in this Agreement, by the President, subject to the monetary limitations of the Budgets, or the Board (by majority vote unless unanimous vote is specifically required by this Agreement) in the event there is no President; or (z) as delegated by any contract entered into by the Company (including, without limitation, the Management Agreements).

(b) “Unanimous Decisions” shall mean decisions to:

(i) invest in or operate any business other than the Tioga Downs Complex and the Vernon Downs Complex;

(ii) make any single voluntary expenditure in excess of $250,000 unless such expenditure is provided for in the Cost Budget or Annual Plan and Operating Budget (a voluntary expenditure shall not include an expenditure which (A) is necessary to comply with applicable laws, rules, regulations and orders; (B) is in defense of the Company’s interests in any proceedings in any court, before any governmental agency, or in arbitration; (C) is necessary to comply with any contractual or other Company obligations); or (D) any fee, cost or expense incurred or to be paid by the Company in connection with the RCG/VSM Loans.

(iii) during the nine (9) month period commencing on the opening of the Tioga Downs Complex, approve any capital expenditure in excess of those set forth in the Cost Budget for the Tioga Downs Complex, it being agreed that any approved capital expenditures will not actually be made until twelve (12) months following the opening of the Tioga Downs Complex;

(iv) during the nine (9) month period commencing on the opening of the Vernon Downs Complex, approve any capital expenditure in excess of those set forth in the Cost Budget for the Vernon Downs Complex, it being agreed that any approved capital expenditures will not actually be made until twelve (12) months following the opening of the Vernon Downs Complex; and

(v) issue Units to any Person and to establish the Price Per Unit in connection with any such issuance, the primary purpose of such issuance is any reason other than to raise additional capital required by the Company to facilitate the business needs of the Company or to fund the expansion of the Gaming Complexes (or either of them); provided that the Company shall not issue any Units that are authorized by this Section 4.1(b)(v) without the prior written approval of all of the Members.

(c) “Major Decisions” shall mean decisions to:

(i) select the president of the Company, and approve the General Manager selected by Nevada Gold and the Racing Manager selected by Southern Tier;

(ii) approve the Final Plans and Specifications for improvements to the Vernon Downs Complex (it being acknowledged that the Final Plans and Specifications for the Tioga Downs Complex have been approved), a Material Modification (but a nonmaterial amendment or modification shall not be a Major Decision) or any change order to any construction contract relating to the Tioga Downs Complex or the Vernon Downs Complex;

(iii) after the expiration of the nine (9) month period commencing on the opening of the Tioga Downs Complex, approve any capital expenditure in excess of those set forth in the Cost Budget for the Tioga Downs Complex, it being agreed that any approved capital expenditures will not actually be made until twelve (12) months following the opening of the Tioga Downs Complex;

(iv) after the expiration of the nine (9) month period commencing on the opening of the Vernon Downs Complex, approve any capital expenditure in excess of those set forth in the Cost Budget for the Vernon Downs Complex, it being agreed that any approved capital expenditures will not actually be made until twelve (12) months following the opening of the Vernon Downs Complex;

(v) approve the Cost Budgets, Annual Plan and Operating Budget;

(vi) allocate a condemnation award or casualty insurance or title insurance proceeds among the various items of property taken (if not allocated by the condemnee, insurer or judicial or other authority making such award);

(vii) enter into a general construction contract and/or the architectural contract for any material portion of either Gaming Complex;

(viii) subject to the provisions of Section 4.5, enter into any contracts with or pay any compensation to a Member or Director or any Affiliate of a Member, other than pursuant to the Management Agreements or other arrangements contemplated in this Agreement;

(ix) commence, discontinue, settle, compromise, submit to arbitration, or participate in any single or related series of actions in the nature of legal proceedings in any court, before any governmental agency, or in arbitration, or, other than actions arising out of the ordinary course of business, involving any potential liabilities to, or claims by or against, the Company not covered by insurance or within the deductible amount of any insurance policy, the cost of which, if lost or settled, would not exceed One Hundred Thousand Dollars ($100,000.00), adjusted annually on each anniversary of the Effective Date, to provide for increases, but not decreases, in the Consumer Price Index;

(x) select (or change) attorneys, accountants or other professionals to render legal, accounting or other professional services to the Company, it being agreed that the Board has selected Friedman, LLP as the accountants for the Company; and

(xi) subject to the provisions of Section 4.5, approve a proposed transaction between the Company, on the one hand, and a Member or an Affiliate of a Member, on the other hand.

(d) “Non-Arbitrable Decisions” shall mean decisions to:

(i) elect to dissolve the Company under Section 12.1;

(ii) sell, assign, transfer, hypothecate, pledge, lease, encumber or otherwise dispose of, in a single transaction or related series of transactions, all or any portion of either Gaming Complex (or both Gaming Complexes) or enter into any agreement to do so, except as specifically set forth in the Management Agreements and any easements, rights-of-way or title encumbrances incidental to the development of either Gaming Complex;

(iii) incur Debt other than (A) Debt provided for in a Cost Budget; (B) Debt provided for in an Operating Budget; (C) Debt provided in an approved budget for future development; (D) trade debt incurred in the ordinary course of business; (E) Debt imposed by law; (F) Debt incurred under any contract, loan document, lease or other agreement authorized pursuant to this Agreement; (G) Debt in respect of a Take-Out Loan required to be incurred pursuant to Section 5.4(a); or (H) Debt incurred pursuant to Section 7.11 or Section 7.12.

(iv) elect to (A) have the Members make additional Capital Contributions to the Company pursuant to Section 7.2(a) hereof by requiring the Members to purchase additional Units pursuant to Section 7.2(c) hereof or (B) issue or sell additional Units in accordance with Section 7.9 of this Agreement, and in each case establish the Price Per Unit in connection with any such required purchase, issuance or sale;

(v) construct any improvements on a Project Site, other than the work shown on the Final Plans and Specifications, any Material Modifications and any work approved as part of an Annual Plan or required by law;

(vi) enter into any management agreement other than the Management Agreements; or (B) enter into any amendment or modification of the Management Agreements; and

(vii) commence, discontinue, settle, compromise, submit to arbitration, or participate in any single or related series of actions in the nature of legal proceedings in any court, before any governmental agency, or in arbitration, or other than actions arising out of the ordinary course of business, involving any potential liabilities to, or claims by or against, the Company not covered by insurance or within the deductible amount of any insurance policy, the cost of which, if lost or settled, would exceed One Hundred Thousand Dollars ($100,000.00), adjusted annually on each anniversary of the Effective Date, to provide for increases, but not decreases, in the Consumer Price Index.

(e) If the Board is unable to reach a majority decision with respect to a Major Decision, any Member may submit the matter to the procedures for resolving deadlocks, including binding arbitration, in accordance with Section 4.7.

(f) If the Board is unable to reach a majority decision with respect to a Non-Arbitrable Decision, the Company shall not undertake the related action, except that any Member may, after providing a Notice to the other Members and subject to Section 4.8 hereof and any other provisions of this Agreement, cause the Company to take such action to the extent it, in good faith, determines that such action: (i) is necessary to comply with applicable laws, rules, regulations and orders; (ii) is in defense of the Company’s interests in any proceedings in any court, before any governmental agency, or in arbitration; or (iii) is necessary to comply with any contractual or other Company obligations.

(g) The Final Plans and Specifications (prepared by Climans, Green, Liang Architects, Inc.) and the Cost Budget for the Tioga Downs Complex have been approved by the Board. The Conceptual Plans and Specifications, and the Cost Budget for the Vernon Downs Complex have been approved by the Board. It is anticipated that the Board will (i) cause to be performed a cost benefit analysis of making capital improvements to the 47,700 square foot grandstand at the Vernon Downs Complex and, (ii) upon reviewing the results of such analysis, make a decision (under either Section 4.1(b)(iv) or Section 4.1(c)(iv)) as to whether to approve the capital expenditures for such improvements.

(h) The Management Company shall annually prepare, for the Board’s review, an Annual Plan for each Gaming Complex (the “Annual Plan”). Southern Tier shall have certain rights to approve matters in the Annual Plan affecting the Racing Operations as provided in Section 4.5 hereof. The Annual Plan for the first whole or partial Fiscal Year following the date the Company opens a Gaming Complex for business will be prepared by the Management Company and presented to the Board not less than sixty (60) days before the anticipated opening date of the Gaming Complex except as otherwise provided in the applicable Management Agreement. The Annual Plan for each subsequent Fiscal Year shall be prepared and submitted to the Board not later than sixty (60) days before the beginning of such Fiscal Year.

The Annual Plan for each Gaming Complex will be comprised of the following:

(i) a statement of the estimated income and expenses of the Gaming Complex for the coming Fiscal Year, such statement to reflect the estimated income and expenses during each month of the subject Fiscal Year;

(ii) either as part of the statement of the estimated income and expenses referred to in the preceding clause (i), or separately, budgets for:

(A) repairs and maintenance;

(B) capital replacements and improvements; and

(C) equipment purchases or leases;

(iii) a business and marketing plan for the subject Fiscal Year including, without limitation:

(A) room rates (if applicable), food and beverage pricing and other charges to persons using the Gaming Complex; and

(B) an advertising and marketing plan for the Gaming Complex as a whole; and

(iv) the Minimum Balance (as defined in the applicable Management Agreement) which must remain in the Bank Account (as defined in the applicable Management Agreement) as of the end of each month during the Fiscal Year to assure sufficient monies for working capital purposes and other expenditures authorized under the Annual Plan.

The “Operating Budget” shall mean the budgeted expenses approved under clauses (i), (ii), and (iii) above. References to budgeted items contained in the Annual Plan shall refer to the expenses for such items set forth in the Operating Budget.

In connection with the submission of the Annual Plan, the Board will meet within twenty (20) days after the proposed Annual Plan is delivered to have an in-depth review, including, after the first full Fiscal Year, a comparison with the previous Fiscal Year’s performance of the Gaming Complex and a discussion of proposed expenditures contained in the Operating Budget.

It is the intention of the Board to complete the review and approval of the proposed Annual Plan no later than thirty (30) days prior to: (x) the opening date of the Gaming Complex; and (y) the commencement of each Fiscal Year thereafter. The majority of the Board shall be required to approve each proposed Annual Plan. If a majority of the Board does not approve the proposed Annual Plan, the undisputed portions of the proposed Annual Plan shall be operative. In the case of any Annual Plan after the Annual Plan for the first full Fiscal Year, the item corresponding to the disputed item and contained in the Annual Plan for the preceding Fiscal Year shall be substituted in lieu of the disputed portions of the proposed Annual Plan. In each instance where portions of the Annual Plan from the preceding Fiscal Year are deemed to be the Annual Plan in effect until a new Annual Plan is approved, the Operating Budget expense contained in the Annual Plan for the preceding Fiscal Year shall be automatically increased by a percentage equal to the percent of increase in the Consumer Price Index during the preceding Fiscal Year. If, notwithstanding such Consumer Price Index increase, the Board does not reach agreement as to a mutually acceptable Annual Plan within thirty (30) days prior to: (x) the opening date of the Gaming Complex; or (y) the commencement of each Fiscal Year thereafter, as the case may be, the item(s) of the Annual Plan that are in dispute shall be submitted to and resolved by arbitration in accordance with Section 4.7.

4.2 Election of Board of Directors.

(a) Number, Term and Qualifications. The Board of Directors shall be comprised of five members (each, a “Director”). Each Member (other than Nevada Gold) shall have the right to designate one member to the Board. Nevada Gold shall have the right to designate two members to the Board. Any individual designated as a member to the Board by a Member pursuant to this Section 4.2(a) shall be referred to herein as such Member’s “Designee”. Each of the Members agrees to vote or express consent with respect to all of their respective Units in favor of the election of a slate of Directors consisting of individuals meeting the requirements of this Section 4.2. The number of Directors of the Company, and the manner of designation and election of such Directors, may only be changed by unanimous vote of all Members, except as specifically provided in Section 7.2 of this Agreement or elsewhere in this Agreement. Notwithstanding the foregoing, no Member shall have the right to designate a member to the Board, and such Member’s Designee shall be removed from the Board, if that Member’s Percentage is less than 10%, in which event the number of Directors on the Board shall be reduced by a corresponding number of Directors.

(b) Designation of Observer by Oneida. If Oneida elects not to designate a member to the Board or if Oneida removes its Designee and elects not to designate a new member to the Board, then Oneida shall send a Notice to the other Members of such election. After such election is made, Oneida shall be entitled to have a representative (an “Observer”) attend all meetings of the Board or any committee of the Board. In such event, subject to the last sentence of this clause (b), the Board shall be reduced to four members. The Observer shall be entitled to receive notice of all meetings of the Board (or any committee of the Board) at the same time and in the same manner as such notices are required to be given to members of the Board (or any committee of the Board) and all materials that are distributed to the members of the Board (or any committee of the Board), including minutes of any meeting, on, prior to or after any such meetings shall be distributed to the Observer in the same manner and at the same time that such materials are provided to members of the Board (or any committee of the Board). In addition, if the Company proposes to take any action by written consent in lieu of a meeting of the Board (or of any committee of the Board), the Company shall give written notice thereof to the Observer at the same time and in the same manner that it circulates or delivers such written consent to the members of the Board (or any committee of the Board). All out-of-pocket costs of the Observer incurred in connection with the attendance by the Observer at any meeting of the Board (or any committee of the Board) shall be paid by the Company to the same extent as the Company is required to pay such costs of members of the Board (or any committee of the Board). Any election by Oneida to have an Observer in lieu of designating a member to the Board shall not preclude Oneida from designating a member to the Board at any future time upon Notice to the other Members, in which event the Board shall automatically be increased to five members upon the effective date of such Notice; provided that Oneida shall only be entitled to have a Designee or an Observer, but not both at the same time.

(c) Resignation. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director shall take effect three (3) business days following receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

(d) Removal. Any Director may be removed at any time, with or without Cause, by the vote of the Member entitled to designate such Director. A finding of Cause or unsuitability of a Director to engage in gaming by any Gaming Authority shall result in the immediate removal of such Director without further action by the Members.

(e) Vacancies. If a vacancy occurs for any reason in the Board, the Member who designated the vacated Director shall have the right to designate another person to fill that vacancy.

(f) Committees. The Board may from time to time establish one or more committees of the Board, which shall have such authority as shall be determined from time to time by the Board. The Designee designated by Oneida shall have the right to become a member of any committee of the Board.

(g) Meetings of the Board. Regular meetings of the Board shall be held on a quarterly basis. Special meetings of the Board may be called by any Director. All meetings shall be held upon at least two (2) days’ notice by mail, notice delivered personally or by telephone, telegraph, facsimile or electronic mail, to the Directors setting forth the time and location of such meeting; provided, however, if the immediate attention of the Board to a matter is required, then twenty four (24) hours notice, or such shorter notice if reasonable under the circumstances, shall be given. Notice of a special meeting shall also state the purpose or purposes for which such meeting is called. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. A majority of the Directors present may adjourn any meeting to another time. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment shall be given prior to the time of the adjourned meeting to the Directors who are not present at the time of the adjournment. Meetings of the Board may be held at the Company’s principal place of business in New York or such other place as may be approved by the Board. Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting in such manner constitutes presence in person at such meeting. Any Major Decision, any Non-Arbitrable Decision and any other decision to be made by the Board under this Agreement requires the affirmative vote of a majority of the entire Board cast in favor of that decision (each Director having one vote). Notwithstanding the foregoing, any Unanimous Decision requires the affirmative vote of the entire Board cast in favor of that Unanimous Decision.

(h) Quorum. A quorum shall exist when a majority of the Directors are present.

(i) Written Consent. Any action required or permitted to be taken by the Board may be taken by the Board without a meeting if all of the Directors consent in writing to such action. Such action by written consent shall have the same force and effect as a vote at a duly constituted meeting of the Board.

4.3 Officers.

(a) Appointment of Officers. The Company may at any time appoint such officers as it deems necessary or advisable for the operation of the business of the Company. Subject to approval of all compensation in accordance with Section 4.1(c), Directors may serve as officers. The officers shall serve at the pleasure of the Company, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Company.

(b) Removal and Resignation. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Company at any time. Any officer may resign at any time by giving notice to the Board. Any resignation shall take effect upon receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.

4.4 Devotion to Company Business; Conflicts of Interest; Non-Compete.

(a) The Members and the Directors shall devote such time to the Company’s Business as they deem reasonably necessary in furtherance of, and shall exercise their best judgment in all matters relating to, the Company’s Business. However, except as provided in this Section 4.4(a) (i.e., except for gross negligence, fraud, bad faith, breach of this Agreement or criminal conduct), no Member or Director shall have liability to the Company or to the Members for any failure or misfeasance on the part of such Member or Director whatsoever including, without limitation, a failure or misfeasance with respect to any Member’s or Director’s obligations under this Agreement. Without limiting the generality of the foregoing, the Company recognizes that innumerable decisions will have to be made by the Members and the Directors during the term of the Company which will require the Members and the Directors to exercise broad discretion. Accordingly, each of the Members hereby waives its right to institute any legal proceeding of any kind whatsoever against another Member or a Director for any action taken by, or any omission of, a Member or Director in its capacity as a Member or Director of the Company, except for gross negligence, bad faith, fraud, breach of this Agreement or criminal conduct.

(b) Each of the Members understands that the other Members or their Affiliates (including their designees to the Board) may be interested, directly or indirectly, in various other businesses and undertakings including those in competition with the Company. The Members hereby agree that the creation of the Company and the assumption by each of the Members of its duties hereunder shall be without prejudice to its rights (or the rights of its Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member waives any rights it might otherwise have to, by reason of any duty otherwise owed to the Company or its Members, prevent or share or participate in such other interests or activities of the other Members or any of the other Members’ Affiliates. The Members and their Affiliates may engage in or possess any interest in any other business venture of any nature or description independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, or development of real property racetrack and/or and gaming facilities, and neither the Company nor any other Member shall have the right by virtue of this Agreement or otherwise to prevent or participate in any such venture or the income or profits derived therefrom.

(c) No Member need disclose to any other Member or the Company any other business venture in which it or its Affiliates may have an interest or any other business opportunity presented to it, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and each Member and its Affiliates shall have the right to take for its own account or to recommend to others any such particular investment opportunity or business venture.

(d) Notwithstanding the foregoing provisions of this Section 4.4, during the forty-eight (48) month period ending November 8, 2009 (the “Non-Compete Period”), but not thereafter, any and all opportunities to acquire, own, develop, operate and/or manage projects in the Harness Racing and VLT industry in New York State (“New York Harness Racing/VLT Opportunities”) shall be business opportunities of the Company and the Members shall owe the Company a fiduciary duty with respect to New York Harness Racing/VLT Opportunities. The Members each agree for themselves and their respective Affiliates, not to engage or invest in, independently or with others, any New York Harness Racing/VLT Opportunities during the Non-Compete Period, unless and until the Company, by unanimous vote of the Board has elected not to pursue such New York Harness Racing/VLT Opportunity (or if the Board does so unanimously approve such New York Harness Racing/VLT Opportunity, but Oneida does not provide its consent pursuant to Section 4.8); provided, that a vote of the Board shall be held within fifteen (15) days after receipt by the Board of all information related to such New York Harness Racing/VLT Opportunity from the Member(s) presenting the New York Harness Racing/VLT Opportunity to the Company (the “Presenting Member(s)”). If either (x) the Board does not unanimously approve the pursuit of such New York Harness Racing/VLT Opportunity within the 15-day period described above or (y) Oneida does not consent to such New York Harness Racing/VLT Opportunity pursuant to Section 4.8, then the Presenting Member(s) shall be free to pursue the New York Harness Racing/VLT Opportunity on its own behalf. Anything in this Section 4.4(d) or elsewhere in this Agreement or under applicable law to the contrary notwithstanding, Oneida and its Affiliates shall not be bound by the restrictions or other obligations set forth in this Section 4.4(d) except as provided below, and each Member hereby acknowledges and agrees (and each Person that becomes a Member of the Company shall be deemed to have acknowledged and agreed upon such Person becoming a Member) that (i) Oneida and its Affiliates shall in no way be prohibited or otherwise restricted from acquiring, owning, developing, operating, managing or investing in any New York Harness Racing/VLT Opportunities, or (ii) engaging with, investing in, lending to or otherwise associating or participating with, any other Person that does anything described in clause (i) of this sentence, provided that Oneida and its Affiliates agree that, to the extent that either (A) each of the Designees of the Members (other than the Designee designated by Oneida (if any)) has approved the pursuit of a New York Harness Racing/VLT Opportunity by the Company but the Designee designated by Oneida (if any) does not so approve the transaction or (B) the Board unanimously approves the pursuit of a New York Harness Racing/VLT Opportunity but Oneida fails to consent to the pursuit of such New York Harness Racing/VLT Opportunity pursuant to Section 4.8, then Oneida and its Affiliates agree that they will not invest in, lend to or otherwise associate or participate in such New York Harness Racing/VLT Opportunity during the Non-Compete Period if, and only if, the Presenting Member(s) elect(s) to pursue such New York Harness Racing/VLT Opportunity, and continue(s) to diligently pursue such New York Harness Racing/VLT Opportunity, immediately after the expiration of the 15-day period referred to above or the date after which Oneida fails to provide its consent pursuant to Section 4.8 (as applicable); provided, however, that the restriction contained in the immediately preceding proviso shall not be applicable to any New York Harness Racing/VLT Opportunity of which Oneida can demonstrate in good faith that it had knowledge prior to the time the Presenting Member(s) has (have) presented to the Board all information related to such New York Harness Racing/VLT Opportunity as required above.

(e) Anything in this Agreement to the contrary notwithstanding, in the event that (i) the effective date under the Third Modified Amended Joint Plan of Reorganization Proposed by Mid-State Raceway, Inc., Mid-State Development Corporation and Vernon Downs Acquisition, LLC dated as of September 13, 2005 (the "Plan"), has not occurred on or prior to June 1, 2006, (ii) any other Person submits to the bankruptcy court for approval a disclosure statement for a plan of reorganization of Mid-State Raceway, Inc. and Mid-State Development Corporation (a “Competing Plan”), (iii) in the good faith judgment of Oneida, the Members (other than Oneida) are not using all commercially reasonable efforts to oppose and object to such Competing Plan and to diligently pursue the confirmation and effectiveness of the Plan, and (iv) Plainfield (as defined in Section 5.2(a)) is not in breach of any of its material obligations under the Debt Commitment Letter (as defined in Section 5.2(a)), then Oneida may (at its option) independently pursue its own plan of reorganization of Mid-State Raceway, Inc. and Mid-State Development Corporation; provided, however, that if Oneida elects to independently pursue its own plan of reorganization of Mid-State Raceway, Inc. and Mid-State Development Corporation then Plainfield will not be entitled to receive the Break-up Fee (as defined in the Debt Commitment Letter) or any similar fee that may be payable to Plainfield in any other debt financing commitment letter entered into between Plainfield and the Company after the date hereof. If Oneida elects to independently pursue its own plan of reorganization of Mid-State Raceway, Inc. and Mid-State Development Corporation pursuant to the immediately preceding sentence, then the Company may elect, by majority vote of the Board (excluding the Designee designated by Oneida (if any)), to redeem all (but not less than all) of Oneida’s Units for a cash purchase price equal to $5,000,000 plus any additional Capital Contributions made by Oneida after the date of this Agreement.

4.5 Transactions between the Company and the Directors, Members and Affiliates. Notwithstanding that it may constitute a conflict of interest, the Directors, Members and their Affiliates may provide the Company with services (e.g. management, accounting, legal, computer support, engineering, etc.) provided that such services are reasonably necessary, are at a price that is competitive with those available from non-affiliates in an arms-length transaction and the terms and conditions of such transaction are approved by a majority of the disinterested members of the Board. Directors, Members and their Affiliates shall fully disclose to the Company any ownership or financial interest they may have in the services provided or recommended to the Company. The Members and the Directors may also engage in any other transaction with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction are approved by a majority of the disinterested members of the Board and, where applicable, by Oneida pursuant to Section 4.8 hereof. Pursuant to the terms of the Management Agreements, Nevada Gold, as manager under the Management Agreements, is responsible for managing all operations, including casino operations, racing operations (subject to the input and approval rights of Southern Tier as hereinafter provided), food and beverage operations, entertainment and hotel operations, of (a) the Tioga Downs Complex, and (b) if the acquisition of the Vernon Downs Complex is consummated, the Vernon Downs Complex, subject to the terms and conditions set forth in the Management Agreements. As long as Jeffrey Gural (or in the event of retirement, death or disability of Jeffrey Gural, an Approved Substitute Manager) is the managing member of Southern Tier and designated Director of Southern Tier pursuant to Section 4.2(a), Southern Tier shall have the right to:

(a) designate the manager (the “Racing Manager”) for the harness racing and simulcast facility operations (the “Racing Operations”) of (i) the Tioga Downs Complex, and (ii) if the acquisition of the Vernon Downs Complex is consummated, the Vernon Downs Complex,

(b) approve the compensation and all employment decisions related to the Racing Manager, and

(c) approve the operating expenses and capital expenditure allocations for the Racing Operations in the pre-opening budgets, start-up budgets and Annual Plans that are prepared by the Management Company for submission to the Board.

The selection of the general manager for the Project (the “General Manager”) designated by Nevada Gold and the Racing Manager designated by Southern Tier shall be subject to the approval of the Board as a “Major Decision.” The compensation of the General Manager and the Racing Manager shall be an expense of the Company (or its subsidiary) and shall be part of the Operating Budget. No Member or Director shall represent to any party that it or he is a manager of the Tioga Downs Complex or the Vernon Downs Complex unless it or he is a manager under a Management Agreement or is the General Manager or Racing Manager. The Board will hold regular quarterly meetings with the General Manager and the Racing Manager to receive an update on the operations of the Company.

4.6 Payments to Directors. Each Director, each member of a committee of the Board and each Observer designated by Oneida pursuant to Section 4.2(b) shall be reimbursed for reasonable out-of-pocket expenses for attending Board or committee meetings and attending to other Company Business. Except as specified in this Agreement, no Director or member of any committee of the Board is entitled to remuneration for services rendered or goods provided to the Company in his or her capacity as a Director or member of any such committee.

4.7 Resolution of Voting Deadlock. In the event of a failure of the Board to approve any Major Decision, any Member may, by Notice to the other Members, require that the matter be decided pursuant to the terms set forth in this Section 4.7.

(a) The highest ranking executive officer of each of the Members (or, in the case of Oneida, the highest ranking officer of Oneida, Thomas Fritsch, Joseph Bencivenga or Max Holmes) shall meet in person within ten (10) days following the Notice and attempt in good faith to resolve the disagreement in one day.

(b) If the disagreement is not resolved pursuant to Section 4.7(a), then any Member may, by Notice to the other Members, elect to proceed with an arbitration which shall be conducted in accordance with the following procedures:

(i) The Members shall endeavor to appoint a single qualified and disinterested Arbitrator. For purposes of this Section 4.7, an Arbitrator (the “Arbitrator”) shall be an individual who: (A) is independent of, and who has not performed work for, any Member; and who: (x) is a partner with any of the six largest public accounting firms in the United States; and (y) has at least five (5) years of auditing or accounting experience in the gaming industry; or, (B) if the Members so agree prior to the time for appointment herein provided, but not otherwise, is an expert in a field other than accounting (including casino management) having qualifications agreed to by the Members. Such Arbitrator, if agreed to by the Members, shall meet with the Board within thirty (30) days of such appointment to discuss the disputed decision and a vote of the Board and the Arbitrator shall be held, with a majority of such group authorized to make the decision.

(ii) If the Members cannot agree on a single Arbitrator within twenty (20) days after a Notice of an election to submit a Major Decision to arbitration has been delivered to all Members, then each of (A) Nevada Gold, (B) TrackPower and Southern Tier, acting as a group, and (C) Oneida shall appoint one Arbitrator within ten (10) days following such twenty (20) day period. The three Arbitrators shall meet with the Board within twenty (20) days after the expiration of the 10-day period referred to in the first sentence of this Section 4.7(b)(ii) to discuss the disputed decision and a vote of the Board and the Arbitrators shall be held, with a majority of such group authorized to make the decision.

(iii) If any of (A) Nevada Gold, (B) TrackPower and Southern Tier (acting as a group) or (C) Oneida fails timely to appoint an Arbitrator pursuant to Section 4.7(b)(ii), then the Arbitrator(s) so timely designated shall act as the sole Arbitrator(s) and shall be deemed to be the unanimously approved Arbitrator(s) to resolve such dispute.

(iv) The fees and expenses of the Arbitrators shall be paid by the Company.

(v) The Arbitrators shall make their decision based solely on the best interests of the Company. Unless otherwise agreed, all arbitration proceedings shall be conducted in New York, New York, at a law office in New York, New York, designated by the Member invoking arbitration.

4.8 Consent Rights of Oneida. Anything in this Agreement to the contrary notwithstanding, without the prior written consent of Oneida or Oneida’s Designee, which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its subsidiaries to:

(a) make any capital expenditures, improvements, upgrades, refurbishments or other investments regarding the Vernon Downs Complex in excess of $3,000,000 in the aggregate (but not including the approximately $4,000,000 of capital expenditures contemplated by the current Cost Budget for the Vernon Downs Complex);

(b) create or issue any additional class of Units or other equity, ownership or profits interests in the Company or any such subsidiary, or any options, warrants, convertible securities or other rights to acquire any Units or other equity, ownership or profits interests in the Company or any such subsidiary, other than rights of the Members to acquire Units pursuant to an issuance of Units authorized by the Board pursuant to Section 4.1(b)(v) or Section 4.1(d)(iv), or in connection with the payment of all or any portion of an Unfunded RCG Reimbursement Amount pursuant to Section 7.11, or in connection with the payment of all or any portion of an Unfunded VSM Reimbursement Amount pursuant to Section 7.12;

(c) amend its Articles of Organization or other organizational documents so as to adversely affect the rights of Oneida;

(d) make any substantial change in the character of its Business (including pursuit of a New York Harness Racing/VLT Opportunity pursuant to the provisions of Section 4.4(d)) or other business of any subsidiary;

(e) own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any contribution to, any other Person, or own, purchase or acquire any property not used in the ordinary course of business, other than investments and property owned as of the date of this Agreement;

(f) make any Distributions upon any of the Units or any other ownership, equity or profits interests of the Company or such subsidiary, or purchase, redeem or otherwise acquire any of the Units or any other ownership, equity or profits interests of the Company or such subsidiary, or any securities convertible into Units or any other ownership, equity or profits interests of the Company or such subsidiary, except for, in the case of the Company, (i) Distributions that are made pro rata to the Members (based on each Member’s Percentage at the time of such Distribution), (ii) Distributions of an aggregate of $5,000,000 in Excess Cash Flow to TrackPower and Southern Tier pursuant to Section 9.1(a) of this Agreement, (iii) other Distributions that are specifically contemplated in this Agreement (i.e., tax Distributions), (iv) any acquisition by the Company of Units pursuant to Section 15.4 hereof) and (v) a redemption of all of Oneida’s Units pursuant to Section 4.4(e);

(g) enter into any transaction with any of its officers, directors, employees or Affiliates, except upon commercially reasonably terms at least as fair to the Company or such subsidiary as could have been obtained on an arms length basis and after obtaining the approval of a majority of the disinterested Directors (provided that each of the Management Agreements, each as in effect on January 23, 2006, are deemed approved; provided, further that neither of the Management Agreements shall be amended, supplemented or otherwise modified without the approval of a majority of disinterested Directors and the Management Company);

(h) merge or consolidate with any other Person, or enter into a joint venture, partnership, strategic alliance or other business combination with any other Person, or sell all or substantially all of its assets in one transaction or a series of transactions; and

(i) enter into any transaction which would result in the Company directly or indirectly owning less than 100% of the Tioga Downs Complex or the Vernon Downs Complex, other than existing rights of certain individuals to buy up to 10% of the equity of Vernon Downs Acquisition, LLC.

ARTICLE 5. PROJECT FINANCING FOR THE GAMING COMPLEXES

5.1 First Lien Facilities. The Members acknowledge that the Company will arrange certain senior debt financing from one or more lenders or one or more groups of lenders (collectively, the “First Lien Lenders”) in an aggregate principal amount not to exceed $60.0 million (including any amendments, modifications, renewals, replacements, restatements, substitutions or refinancings thereof, collectively, the “First Lien Facilities”). The First Lien Facilities may include a loan from RCG Longview II, L.P. (“RCG”) up to $20 million (the “RCG Loan”) and loans from the Vestin/Scott/Mercer Group of approximately $28,560,000 (the “VSM Loans,” and together with the RCG Loan, the “RCG/VSM Loans”). If required by the CIBC Group (as defined in Section 5.2(b)), and provided that all guaranty, contribution, reimbursement and indemnity obligations of Nevada Gold with respect to the RCG/VSM Loans have been released, Nevada Gold agrees to provide a guarantee (the “Nevada Gold Guarantee”) up to $5 million to such First Lien Lenders and, if collateral is required by such First Lien Lenders with respect to the Nevada Gold Guarantee, then Nevada Gold agrees to provide cash or a letter of credit to such First Lien Lenders to the extent required to collateralize the Nevada Gold Guarantee on the terms set forth below. The Nevada Gold Guarantee shall be treated as a loan by Nevada Gold to the Company in the maximum amount that Nevada Gold may be required to pay under the Nevada Gold Guarantee and shall be referred to herein as the “Nevada Gold Deemed Loan”. The Nevada Gold Deemed Loan shall (a) be evidenced by a Subordinated Note, (b) bear interest at the rate of one percent (1%) per annum above the highest non-default interest rate of the First Lien Facilities on the amount actually paid by Nevada Gold to the First Lien Lenders under the Nevada Gold Guarantee (whether paid directly by Nevada Gold or made by the First Lien Lenders drawing on the letter of credit or applying any amounts of the cash collateral to make such payment) until such amount is reimbursed by the Company, (c) be unsecured obligations of the Company, (d) not be guaranteed by any of the Company’s subsidiaries, (e) mature thirty (30) days following the latest maturity date of any of the Senior Credit Facilities and (f) not require the Company to collateralize (with cash or other security or credit support arrangements) or otherwise fund any amounts into escrow to support any amounts that Nevada Gold has not paid under the Nevada Gold Guarantee or amounts which Nevada Gold has paid under the Nevada Gold Guarantee but which have been reimbursed to Nevada Gold. The Company shall pay all reasonable bank fees, including issuance fees, incurred by Nevada Gold for any required letter of credit, subject to the subordination terms set forth in the Subordinated Note.

The Company shall proceed with the development of the Tioga Downs Complex whether or not the Company acquires the Vernon Downs Complex. If the Company does not acquire the Vernon Downs Complex, then the Nevada Gold Guarantee will decrease from $5.0 million to $2.5 million.

5.2 Second Lien Facility.

(a) The Company and Plainfield BDC LLC, an Affiliate of Oneida (“Plainfield”), have entered into a letter agreement, accepted and agreed to on January 23, 2006 (together with the Summary of Terms and Conditions attached as Schedule A thereto, the “Debt Commitment Letter”), whereby Plainfield agreed, subject to the terms and conditions in the Debt Commitment Letter, that Plainfield or one or more of its affiliates or designees would provide debt financing in an aggregate amount of $15,000,000 (the “Second Lien Facility”) to the Company. The Second Lien Facility will be on the terms set forth in the Debt Commitment Letter and will be secured by a second lien position on all of the Company’s and the Company’s subsidiaries’ assets and properties and a pledge of 100% of the equity interests of the Company’s subsidiaries (the “Collateral”); subject only to a first lien position in favor of the First Lien Lenders up to the Cap. The Collateral shall consist of the same assets and properties of the Company and its subsidiaries that secure the First Lien Facility.

(b) Notwithstanding the provisions set forth in Section 5.1(a), the parties acknowledge and agree that the Debt Commitment Letter did not contemplate the RCG/VSM Loans. Upon incurrence of the RCG/VSM Loans the Second Lien Facility shall bear interest at a rate of 13% per annum and shall contain customary representations, warranties, defaults, covenants, definitions and other terms acceptable to Oneida that in no event shall be less favorable to Plainfield than the terms set forth in the Debt Commitment Letter. In the event that the Company at any time enters into a credit facility with a group of lenders arranged by CIBC World Markets or any other group of lenders (collectively, the “CIBC Group”) for the purpose of refinancing (in whole or in part) the RCG/VSM Loans, then the interest rate on the Second Lien Facility shall immediately adjust to a floating rate equal to the greater of (i) 12% per annum and (ii) 250 basis points greater than the highest non-default rate that may be charged under such First Lien Facility as reset from to time in accordance with its terms, (b) mature no later than May 1, 2012 and (c) otherwise contain the terms set forth in the Debt Commitment Letter.

5.3 Other Debt Financings. In the event the Company proposes to consummate any Debt Financing, including from a Member (other than the Nevada Gold Deemed Loan), then the Company shall first offer Oneida the right to provide all or any portion of such Debt Financing on the terms set forth in this Section 5.3. Any such offer shall be provided by the Company to Oneida in a Notice (the “Debt Financing Offer Notice”) which shall state all the material terms and conditions of the proposed Debt Financing, including without limitation, the maturity date, the principal amount thereof and the interest rate thereon, and whether the Debt Financing includes any equity related or equity linked features. Oneida shall have twenty (20) days (or such shorter period, not less than three (3) business days, as determined by the Board in good faith if the loan is being requested of one or more Members and financing is needed on an immediate basis, which shorter period shall be set forth in the Debt Financing Offer Notice) after its receipt of the Debt Financing Offer Notice (such period being the “Debt Financing Election Period”) to elect by delivering a Notice to the Company (a “Debt Financing Election Notice”) to provide all or any portion of the proposed Debt Financing on terms that are, in the aggregate, the same as or more favorable to the Company than those terms that are contained in the Debt Financing Offer Notice. Any determination as to whether the terms contained in a Debt Financing Election Notice are, in the aggregate, the same as or more favorable to the Company than those terms that are contained in the Debt Financing Offer Notice shall be made by the Board in its reasonable and good faith discretion. If either (a) Oneida does not deliver a Debt Financing Election Notice prior to the expiration of the Debt Financing Election Period or (b) the Company determines in its reasonable and good faith discretion that the terms of the proposed Debt Financing contained in the Debt Financing Election Notice delivered by Oneida are not, in the aggregate, the same as or more favorable to the Company than those terms that are contained in the Debt Financing Offer Notice and provides Notice of such determination to Oneida, then the Company shall have a period of ninety (90) days following the date of the occurrence of such event to consummate the proposed Debt Financing on terms that are, in the aggregate, the same as or more favorable to the Company than those terms that are contained in the Debt Financing Offer Notice delivered to Oneida. If the proposed Debt Financing is not consummated in such 90-day period or if the terms of the proposed Debt Financing change so that the terms thereof are less favorable, in the aggregate, to the Company than those terms contained in the Debt Financing Offer Notice delivered to Oneida, then in any such case such proposed Debt Financing shall again be subject to the terms of this Section 5.3.

5.4 Take-Out Loans.

(a) Immediately following (a) the occurrence of any default, breach, violation, event, fact or circumstance (any of the foregoing being a “Default”) under any of the First Lien Facilities which, with the giving of applicable notice or the passage of time or both, would permit the applicable First Lien Lenders to accelerate amounts due thereunder and (b) the failure by the Company to permanently cure such Default within the applicable cure period (if any) after such First Lien Lenders have provided notice of such Default to the Company, then the Company shall be required to offer to Oneida the right to make a loan to the Company for the purpose of paying off all or any portion of such First Lien Facility. Any such offer shall be provided by the Company to Oneida in a Notice (the “Take-Out Loan Offer Notice”) which shall state the amount of the Debt under the applicable First Lien Facility that is subject to the Default (the “Specified Default Debt”) and all of the material terms of the Specified Default Debt. Oneida shall have twenty (20) days after its receipt of the Take-Out Loan Offer Notice to elect by delivering a Notice to the Company (a “Take-Out Loan Election Notice”) to provide a loan (the “Take-Out Loan”) in an aggregate principal amount equal to all or any portion of the Specified Default Debt. The Take-Out Loan shall be on terms and conditions that are mutually acceptable to Oneida and the Company, but in no event less favorable to Oneida than the terms of the Specified Default Debt or the Second Lien Facility, subject to the last sentence of this Section 5.4(a). In lieu of making the Take-Out Loan directly to the Company, at the request of Oneida, the Company shall use its commercially reasonable efforts to cause the First Lien Lenders that hold the Specified Default Debt to transfer and assign over to Oneida all or any portion of the Specified Default Debt that Oneida elects to purchase pursuant to the Take-Out Loan Election Notice, and if such First Lien Lenders agree to make such transfer and assignment then the Company shall grant all waivers and consents under the financing documents of the applicable First Lien Facility to permit such transfer and assignment, and shall acknowledge and recognize Oneida as the holder of such Specified Default Debt. During the 90-day period following the date Oneida makes a Take-Out Loan or the date any Specified Default Debt is transferred and assigned to Oneida, Oneida agrees not to take any Enforcement Action in respect of such Take-Out Loan or Specified Default Debt unless an Early Termination Event has occurred.

(b) Anything in Section 5.4(a) to the contrary notwithstanding, if Oneida has entered into an intercreditor agreement with any First Lien Lenders that permits Oneida to purchase, assume or otherwise acquire the Debt held by such First Lien Lenders upon the occurrence of a Default under the applicable First Lien Facility, then the terms of such intercreditor agreement shall govern and control the right of Oneida to purchase, assume or otherwise acquire such Debt in lieu of the provisions of Section 5.4(a).

ARTICLE 6. FAIR MARKET VALUE; INDEPENDENT APPRAISALS

6.1 Fair Market Value.

(a) The fair market value (“Fair Market Value”) of any property shall mean the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the relevant facts, in an arm’s-length transaction without time constraints, and without being under any compulsion to buy or sell, or, in a transaction between Members, the value otherwise agreed by the selling Member(s) (the “Selling Member”) and the purchasing Member(s) (the “Purchasing Member”) to be the Fair Market Value.

(b) The Fair Market Value of any property other than a Unit or the Company shall be determined by an independent appraisal from an independent appraiser selected by the Board.

(c) The Fair Market Value of the Company or a Unit in the Company shall be determined in accordance with this Section 6.1(c). Units in the Company shall be valued without regard to classification of ownership, rights to Excess Cash Flow, incidents of ownership such as voting rights, or level of Percentage in the Company. The Fair Market Value of the Company shall be determined utilizing then current methods for the valuation of gaming companies (and to the extent other businesses represent a material portion of the Company’s business, then current methods for the valuation of such businesses shall be used for that portion of the business of the Company) including without limitation EBIDTA multiples, asset valuations or cash flow analyses, when appropriate. The Fair Market Value of all of the issued and outstanding Units shall be equal to the Fair Market Value of the Company, less all liabilities of the Company, including Debt, and Unreturned Capital Contributions. The Fair Market Value of each Member’s Units shall be (i) the Percentage represented by such Member’s Units, multiplied by the Fair Market Value of all of the issued and outstanding Units, plus (ii) any Unreturned Capital Contributions of such Member. If the Selling Member and the Purchasing Member cannot agree on a Fair Market Value of a Unit, then the Members shall proceed under the terms of Section 6.2 to provide for an independent appraisal process to determine the Fair Market Value.

(d) Notwithstanding the foregoing, the Members have agreed on the Fair Market Value of the contributions of property contributed to the Company by the Members as set forth on Exhibit 3.1 attached hereto. In addition, the Members may mutually agree on the Fair Market Value of any property, including a Unit in the Company, by written agreement.

6.2 Independent Appraisals. The Selling Member shall provide a Notice to the Purchasing Members, which notice shall include the name, mailing address and telephone number of an appraiser appointed by it, to determine such Fair Market Value (“First Appraiser”). The Purchasing Members (or the Company if the Company is the purchaser) shall then appoint one appraiser and furnish the name, mailing address and telephone number of the appraiser so appointed to the Selling Member (“Second Appraiser”). If any Member (or the Company) fails to appoint an appraiser to which it is otherwise entitled within fifteen (15) days following Notice by the other Member(s), the other appointed appraiser shall proceed to determine the Fair Market Value of the Units or interest therein to be conveyed and such determination shall be binding on the Selling Member and Purchasing Members (or the Company if the Company is the purchaser). If, however, another appraiser is appointed, then the two appraisers shall meet and attempt to reach a determination of the Fair Market Value. If such appraisers select Fair Market Values within five percent (5%) of each other, then the mathematical average of the two (2) appraisals shall constitute the Fair Market Value of the Units or interest therein. If the Fair Market Value is not determined pursuant to the foregoing provisions of this Section 6.2, the two appraisers shall then select a third appraiser (“Third Appraiser”) and the three appraisers shall then make such determination. A decision by any two of the appraisers (or, in instances where no two appraisers can agree, the mathematical average of the two closest appraisals, and the average of the appraisals if no two appraisals are closest) shall be final and conclusive on the Selling Member and Purchasing Members (or the Company if the Company is the purchaser) as to such Fair Market Value. In the event no Third Appraiser can be agreed upon by the two appraisers, or by the Selling Member and Purchasing Members (or the Company if the Company is the purchaser), the third appraiser shall be appointed by the then Senior Federal District Judge for the Southern District of New York, and application to such Court may be made by either Selling Member or Purchasing Members (or the Company if the Company is the purchaser). Each appraiser or appraisal firm appointed pursuant to this Section must be a member of the American Society of Appraisers with an ASA accreditation or must be certified as a Certified Valuation Analyst. The appraisers must establish the Fair Market Value consistent with the intent of the parties as established in Section 6.1 hereof and shall generally appraise based on American Society of Appraisers’ standards, utilizing EBIDTA multiples, asset valuations or cash flow analyses, when appropriate, for determination of Fair Market Value. Each Member (and the Company if the Company is the purchaser) shall pay the fees and expenses of its own appraiser and one-half (1/2) of the fees and expenses of any Third Appraiser. Each appraiser appointed shall have been engaged for at least five (5) years prior to the date of his appointment in the business of appraising gaming and entertainment businesses or the applicable business that is being appraised, and shall not otherwise be disqualified from exercising an independent judgment as to the Fair Market Value determination to be made.

ARTICLE 7. CAPITAL CONTRIBUTIONS; LOANS; UNITS

7.1 Initial Capital Contributions. The initial Capital Account balance of each Member (which reflects the Capital Contributions of each Member), the number of Units held by each Member and each Member’s Percentage is as set forth on Exhibit 3.1. Oneida’s Capital Contribution is being made simultaneously with the execution of this Agreement. The Members hereby agree and acknowledge that any amounts set forth on Exhibit 3.1 as the value of real and/or personal property contributed by any Member reflects the value of such property as agreed to by the Members.

7.2 Additional Capital Contributions; Advances from Nevada Gold.

(a) In the event the Company requires financing to fund Cost Budget Overruns for the Tioga Downs Complex and/or the Vernon Downs Complex or operating deficits of the Company, then, the Board may elect to require (i) additional Capital Contributions by the Members or (ii) in the case of Cost Budget Overruns, advances from Nevada Gold in accordance with Section 7.2(b), but only on the terms and conditions set forth in Section 7.2(b).

(b) If all guaranty, contribution, reimbursement and indemnity obligations of Nevada Gold have been released, and the First Lien Lenders have not required Nevada Gold to provide the Nevada Gold Guarantee, or if the First Lien Lenders have required Nevada Gold to provide the Nevada Gold Guarantee but permit all or a portion of it to be used to fund Cost Budget Overruns (but not operating deficits) for the Tioga Downs Complex and/or the Vernon Downs Complex, then Nevada Gold shall provide financing to the Company up to the Permitted Amount to fund Cost Budget Overruns for the Tioga Downs Complex and/or the Vernon Downs Complex. Any and all such advances of the Permitted Amount shall be evidenced by Subordinated Notes and shall be on the same terms as described in Section 5.1. Notwithstanding the foregoing, for purposes of this Section 7.2(b), Cost Budget Overruns shall not include any design changes or changes in the construction work including through the use of change orders, which are not required by law.

(c) If (i) there shall exist any operating deficits or Cost Budget Overruns (but, in the case of Cost Budget Overruns, only if Nevada Gold has already advanced the Permitted Amount to the Company pursuant to Section 7.2(b)) and (ii) the Board has elected to require the Members to make additional Capital Contributions in accordance with Section 4.1(d)(iv), the Company shall give written notice (a “Contribution Notice”) of such Cost Budget Overruns or operating deficits to all of the Members, which Contribution Notice shall summarize, with reasonable particularity, the specific Cost Budget Overruns or operating deficits, as the case may be, the Company’s actual and projected cash obligations, cash on hand, the projected sources and amounts of future cash flow, the number of Units to be issued and sold in connection with such required additional Capital Contributions and the Price Per Unit for each such Unit to be issued, and which Contribution Notice shall also specify a contribution date (“Contribution Date”) (which shall not be less than thirty (30) days following the date such Contribution Notice is delivered to the Members) upon which each Member shall have the obligation to contribute to the capital of the Company by purchasing Units at the Price Per Unit specified in the Contribution Notice, in cash, such Member’s Percentage (as of the Contribution Date) of such Cost Budget Overruns or operating deficits (“Cash Deficit Contribution”). If any Member (the “Non-Contributing Member”) fails to contribute all or any portion of such Member’s portion of the Cash Deficit Contribution (such amount that is not so contributed by the Non-Contributing Member being the “Delinquent Contribution”), then each Other Member shall be entitled to contribute all or any portion of the Delinquent Contribution on a pro rata basis (based on the Percentage of such Other Member to the aggregate Percentage of all Other Members that elect to contribute any portion of the Delinquent Contribution). Each Other Member may elect to contribute all or any portion of its pro rata share of the Delinquent Contribution by delivering a Notice to the Company within ten (10) days after the Contribution Date. If any Other Member does not elect to contribute its entire pro rata share of the Delinquent Contribution by the expiration of such 10-day period, any Other Member that has elected to contribute its entire pro rata share of the Delinquent Contribution may elect to contribute any part of the remaining portion of the Delinquent Contribution on a pro rata basis (based on the proportionate Percentages of such Other Members) until either the Other Members elect to contribute such remaining portion or no Other Member elects to contribute such remaining portion (which elections described in this sentence shall in any event be concluded within five (5) days following the expiration of such 10-day period). The Members agree that if either (but not both) Southern Tier or TrackPower is the Non-Contributing Member, then the other shall have the first right but not the obligation to contribute 100% of the portion of the Cash Deficit Contribution of such Non-Contributing Member, such election to be exercised within five (5) days following the Contribution Date. Notwithstanding the foregoing sentence, Southern Tier, Oneida and Nevada Gold agree that the right to contribute any portion of a Delinquent Contribution of TrackPower (as a result of TrackPower being a Non-Contributing Member) that would dilute TrackPower below 50% of its initial Percentage in the Company will be the joint right of Southern Tier, Oneida and Nevada Gold (in the proportion of their respective Percentages unless otherwise agreed). With respect to the amount of the Delinquent Contribution contributed by a Contributing Member, such Contributing Member shall be issued a number of Units equal to the product of (i) 1.5 times (ii) the quotient obtained by dividing (x) the amount of the Delinquent Contribution contributed by such Contributing Member by (y) the Price Per Unit established by the Board and specified in the Contribution Notice. The aggregate number of Units issued to all Contributing Members under this Section 7.2(c) shall be referred to as the “Cash Deficit Additional Contribution Units”. If Other Members contribute all or any portion of the Delinquent Contribution, the number of Units held by the Non-Contributing Member shall be reduced by the total number of Cash Deficit Additional Contribution Units issued to the Contributing Members; provided, that if there shall be more than one Non-Contributing Member in respect of a particular Cash Deficit Contribution and Other Members contribute all or any portion of the Delinquent Contributions of such Non-Contributing Members, then the number of Units held by each Non-Contributing Member shall be reduced by a number of Units equal to the product of (A) the total number of Cash Deficit Additional Contribution Units issued to Contributing Members, times (B) a fraction, (x) the numerator of which is the amount of the Delinquent Contribution of such Non-Contributing Member and (y) the denominator of which is the aggregate amount of all Delinquent Contributions of all Non-Contributing Members.

(d) If, as a result of the provisions of Section 7.2(c), a Member’s (the “Diluted Member”) Percentage falls to or below 50% of its initial Percentage set forth in Exhibit 3.1, then the other Members (in the proportion of their respective Percentages unless otherwise agreed) shall have the right by Notice (“Purchase Notice”) to purchase all of the remaining Units of the Diluted Member, at a purchase price equal to 85% of the Fair Market Value of the remaining Units of the Diluted Member; provided, that such Purchase Notice shall not be delivered until November 7, 2007 or thereafter. Any transferee of a Diluted Member’s Units after such Member’s Percentage falls to or below 50% of its initial Percentage shall be subject to the purchase option unless otherwise agreed by the other Members. The Purchase Notice may designate any date, beginning ninety (90) days before the date of such Notice, and ending on the date of such Notice, as to the effective date on which Fair Market Value of the Units being purchased shall be determined. Upon giving of the Purchase Notice, the Fair Market Value of the Units shall be determined pursuant to Article 6. For purposes of clarity, if a Member is diluted to 50% or below its initial Percentage set forth in Exhibit 3.1 in March 2006, then the other Members may not deliver the Purchase Notice until November 7, 2007 or after and the Fair Market Value of the remaining Units being purchased would be determined as of a date no earlier than 90 days prior to the exercise of the purchase option (on or after November 7, 2007). The purchase price shall be payable 50% in cash due sixty (60) days from the date upon which Fair Market Value is determined pursuant to Article 6 (the “Valuation Date”), with the balance payable in 4 equal annual payments, plus interest, with the first installment due one year following the Valuation Date. The outstanding balance shall accrue interest at the interbank borrowing rate that banks charge each other for overnight loans (the “fed funds rate”) and shall be evidenced by a promissory note which shall contain an acknowledgment by the Diluted Member that the obligations under such promissory note are not obligations of the Company or the other Members except for the Member(s) that have elected the purchase option in this Section 7.2(d).

(e) If, as a result of this Section 7.2 or any other provisions of this Agreement, a Member’s Percentage increases to 60% or greater, then the Board shall be reconstituted and increased if necessary and such Member shall have the right to elect a majority of the directors on the Board, and each of the other Members having a Percentage of at least 10% shall have the right to elect one Director.

(f) Each of the Members acknowledges, agrees and represents the following:

(i) the provisions of this Section 7.2 are not intended to confer upon any lender or other financing source of the Company any rights or remedies against the Members or the Company and no such lender or financing source shall be deemed to be a third party beneficiary of this Section 7.2; and

(ii) such Member has not represented to any lender or other financing source of the Company, and such Member covenants and agrees that it shall not at anytime represent to any lender or other financing source of the Company, that such lender or financing source shall be entitled to rely on the provisions of this Section 7.2.

7.3 No Withdrawal. Except as specifically provided in this Agreement, no Member will be entitled to withdraw all or any part of such Member’s capital from the Company or, when such withdrawal of capital is permitted, to demand a Distribution of property other than cash.

7.4 No Interest on Capital. No Member will be entitled to receive interest on such Member’s Capital Contribution or Capital Account.

7.5 Loans by Members. Subject to the last sentence of this Section 7.5, any advances by a Member to the Company shall constitute a loan from the Member to the Company (“Member Loan”), and shall (unless otherwise provided herein) bear interest at an interest rate agreed to by the Board, and shall not be deemed to be a Capital Contribution. A loan account shall be established and maintained for the Member making a loan separate from such Member’s Capital Account. Loans made by a Member to the Company will be credited to the Member’s loan account. A credit balance in any Member’s loan account shall constitute a liability of the Company to such Member, and all such advances and accrued interest shall be repaid prior to any Distributions to the Members unless otherwise provided by the terms of the loan. Member Loans shall be evidenced by a Subordinated Note. Notwithstanding the foregoing, the Company shall first offer Oneida the right to provide any proposed Member Loan (other than the Nevada Gold Deemed Loan and the loans contemplated by Section 7.11 and Section 7.12) pursuant to the terms of Section 5.3. Neither (a) any Debt Financing provided by Oneida pursuant to Section 5.3 or 5.4(a) nor (b) any of the loans or other credit extensions made under the Senior Credit Facilities (even if a Senior Credit Facility Lender is a Member) shall constitute a Member Loan.

7.6 Capital Accounts. A Capital Account will be maintained for each Member.

(a) Each Member’s Capital Account will be credited with (i) the Member’s Capital Contributions (net of liabilities secured by any property contributed that the Company takes subject to or assumes), (ii) the Member’s allocable share of Profits and (iii) all other items properly credited to the Member’s Capital Account.

(b) Each Member’s Capital Account will be charged with (i) the amount of cash distributed to the Member by the Company, (ii) the Fair Market Value of property distributed to the Member by the Company (net of liabilities secured by such property that the Member takes subject to or assumes), (iii) the Member’s allocable share of Losses and (iv) all other items properly charged to the Member’s Capital Account.

(c) Upon the Distribution of property in kind, all of the property of the Company, including the property to be distributed, will be revalued and any unrealized appreciation or depreciation with respect to any asset shall be allocated among the Members in accordance with the provisions of Article 8 as though such assets had been sold for their Fair Market Value on the date of Distribution. The Members’ Capital Accounts will be adjusted to reflect both the deemed realization of such appreciation or depreciation and the Distribution of such property in accordance with Regulations § 1.704-1(b)(2)(iv)(e), (f).

(d) The Capital Account of each Member shall be determined and maintained in accordance with Code Section 704(b) and the regulations promulgated thereunder.

7.7 Transfer. If all or any part of any Unit is transferred in accordance with this Agreement, the Capital Account and Membership Interest of the Transferor (including a pro-rata share of Capital Contributions) that is attributable to the transferred Unit will carry over to the Transferee, unless otherwise provided by the express terms of this Agreement.

7.8 Liability to Company. Each Member is liable to the Company for any Capital Contribution or Distribution that has been wrongfully or erroneously returned or paid to such Member in violation of the Act, the Articles or this Agreement.

7.9 Preemptive Right. Except for (i) the issuance of Company Securities by the Company upon conversion or exercise of any Company Securities that have been issued in compliance with this Section 7.9 and the other provisions of this Agreement (including, without limitation, Section 4.8 hereof) and (ii) the issuance of Units pursuant to Section 7.2(c), Section 7.11 or Section 7.12, if the Board (a) determines that additional capital is required by the Company to (A) facilitate the business needs of the Company, including without limitation, to pay operating deficits or Cost Budget Overruns (but only if such capital has not been contributed by the Members (or any of them) pursuant to Section 7.2(c)), (B) to fund the expansion of the Gaming Complexes (or either of them) or (C) to pursue a New York Harness Racing/VLT Opportunity that has been approved by unanimous vote of the Board in accordance with the terms of Section 4.4(d) and consented to by Oneida pursuant to Section 4.8, and (b) authorizes the issuance and sale of any Company Securities to raise such additional capital, the Company shall first offer to sell to each Member a pro rata portion of such Company Securities (based on the respective Percentages of each Member). Any such offer shall be provided by the Company to the Members in a Notice (the “Equity Financing Offer Notice”) which shall state the Company Securities to be offered (the “Offered Company Securities”), each Member’s pro rata share thereof and the price per Offered Company Security. Each Member shall have thirty (30) days after its receipt of the Equity Financing Offer Notice (such period being the “Equity Financing Election Period”) to elect to purchase such Member’s pro rata share of the Offered Company Securities by delivering a Notice to the Company (an “Equity Financing Election Notice”). In the event that any Member does not elect to purchase its full allocable share of any Offered Company Securities (such Offered Company Securities not so elected to be purchased being “Available Securities”), then such Available Securities may be purchased by those Members (the “Fully Subscribed Members”) that have elected to purchase their full allocable share, with any such purchase to be made by such Fully Subscribed Members pro rata (based on such Fully Subscribed Member’s Percentage to the aggregate Percentage of all Fully Subscribed Members electing to purchase Available Securities). A Fully Subscribed Member may elect to purchase all or any portion of its pro rata share of Available Securities by delivering a Notice to the Company within ten (10) days (the “Initial Equity Financing Extension Period”) after the expiration of the Equity Financing Election Period. If any portion of the Available Securities remains unallocated after the expiration of the Initial Equity Financing Extension Period, such remaining portion shall be allocated among the Fully Subscribed Members that elect to purchase such remaining portion based on the proportionate Percentages of such Fully Subscribed Members until either such remaining portion is fully subscribed for or none of the Fully Subscribed Members elect to purchase Available Securities (which allocation described in this sentence shall in any event be concluded within five (5) days (the “Additional Equity Financing Extension Period”) following the expiration of the Initial Equity Financing Extension Period). The closing of any purchase by an Electing Member or Electing Members of Offered Company Securities pursuant to this Section 7.9 shall be held at the principal office of the Company or at such other location as the Electing Member(s) and the Company shall agree, within twenty (20) days following the later of the expiration of the Equity Financing Election Period, the Initial Equity Financing Extension Period and the Additional Equity Financing Extension Period. At any such closing, (x) the Company shall issue and sell to each Electing Member the Offered Company Securities purchased by such Electing Member free and clear of all liens and encumbrances (other than liens and encumbrances created pursuant to this Agreement), accompanied by all other documents necessary for the effective issuance thereof, as reasonably determined by such Electing Member and (y) each Electing Member shall pay the purchase price for the Offered Company Securities purchased by such Electing Member as determined in accordance with the Equity Financing Offer Notice. If at the expiration of the Equity Financing Election Period there are Available Securities and no Fully Subscribed Members or if at the expiration of the Initial Equity Financing Period or the Additional Equity Financing Period there are Available Securities and no Fully Subscribed Members that desire to purchase additional Available Securities, then the Company shall be permitted for a period of thirty (30) days following the expiration of the Equity Financing Election Period, the Initial Equity Financing Extension Period or the Additional Equity Financing Extension Period to sell such Available Securities to a third party on terms no more favorable to the third party than those terms set forth in the Equity Financing Offer Notice. If the sale of the remaining Available Securities by the Company pursuant to the immediately preceding sentence is not consummated in such 30-day period or if the terms of the sale change so that the terms thereof are more favorable to the third party purchaser than those terms contained in the Equity Financing Offer Notice delivered to the Members, then in any such case such proposed sale by the Company of Available Securities shall again be subject to the terms of this Section 7.9. Anything in this Section 7.9 to the contrary notwithstanding, the foregoing preemptive rights shall not be applicable to any Debt Financings, which Debt Financings shall be governed solely by the provisions set forth in Section 5.3 of this Agreement.

7.10 Units. The Membership Interests shall be issued in unit increments (each, a “Unit” and collectively, the “Units”) and fractions thereof. A fractional Unit shall entitle the holder thereof to the appropriate fraction of the rights and privileges of a whole Unit. There shall be only one class of Units unless otherwise agreed to by the Board and Oneida pursuant to Section 4.8 hereof. Unless otherwise agreed to by the Board, the Units will not be evidenced by certificates.

7.11 RCG Reimbursement Obligations.

(a) Each of the Members acknowledges and agrees that it is contemplated that Jeff Gural, a controlling member of Southern Tier (“Gural”), will provide a guarantee (the “RCG Guarantee”) up to $20,000,000 of the First Lien Facilities provided by RCG. If Gural does provide the RCG Guarantee and is required to (and actually does) make any payments to RCG under the RCG Guarantee (the amount of any such payments being the “RCG Payment Amount”), then each of the Members, severally and not jointly, shall be required to reimburse Gural in an amount equal to such Member’s Percentage of such RCG Payment Amount (such amount being the Member’s “RCG Reimbursement Amount”); provided, that no Member shall be required to reimburse Gural for any amounts in respect of a RCG Payment Amount in excess of such Member’s Percentage of $20,000,000, together with accrued and unpaid interest and other expenses payable under the loan documents governing the RCG Loans.

(b) Each of the Members shall pay such Member’s RCG Reimbursement Amount by advancing funds to the Company as a loan in an aggregate principal amount equal to the total amount of such Member’s RCG Reimbursement Amount (and the Company shall be obligated to immediately pay to Gural the total amount of the loan made by such Member). Any such loan shall be made to the Company within five (5) days (such fifth day being the “RCG Reimbursement Date”) after receiving a written notice from Gural that Gural has actually paid the RCG Payment Amount to RCG. Southern Tier shall automatically be deemed to have made a loan to the Company in respect of any of Southern Tier’s RCG Reimbursement Amounts, without a need to actually advance funds to the Company in respect of such loan.

(c) The terms of the loan (if any) made (or deemed made) by a Member pursuant to Section 7.11(b) or Section 7.11(d) shall be the same as the terms of the Second Lien Facility (with the maturity date of such loan being the same date as the maturity date of the Second Lien Facility); provided that any such loan shall be evidenced by a Subordinated Note; provided, however, that any such Subordinated Note shall permit the Company to pay off the loan represented by such Subordinated Note with the proceeds received by the Company from any Debt Financing so long as there is no default or event of default continuing under the Second Lien Facility.

(d) If any Member (the “Unfunded RCG Reimbursing Member”) fails to make a loan to the Company in respect of all or any portion of such Member’s RCG Reimbursement Amount (such amount that is not so loaned by the Unfunded RCG Reimbursing Member being the “Unfunded RCG Reimbursement Amount”), then each Other Member (including Southern Tier) shall be entitled to make a loan by actually advancing funds to the Company equal to all or any portion of the Unfunded RCG Reimbursement Amount on a pro rata basis (based on the Percentage of such Other Member to the aggregate Percentage of all Other Members that elect to make a loan in respect of the Unfunded RCG Reimbursement Amount). Each Other Member may elect to make a loan to the Company in an aggregate principal amount equal to all or any portion of its pro rata share of the Unfunded RCG Reimbursement Amount by delivering a Notice to the Company within ten (10) days after the RCG Reimbursement Date. If any Other Member does not elect to make a loan in respect of its entire pro rata share of the Unfunded RCG Reimbursement Amount by the expiration of such 10-day period, any Other Member that has elected to make a loan in respect of its entire pro rata share of the Unfunded RCG Reimbursement Amount may elect to make a loan to the Company in an aggregate principal amount equal to any part of the remaining portion of the Unfunded RCG Reimbursement Amount on a pro rata basis (based on the proportionate Percentages of such Other Members) until either the Other Members elect to make loans in respect of such remaining portion or no Other Member elects to make loans in respect of such remaining portion (which elections described in this sentence shall in any event be concluded within five (5) days following the expiration of such 10-day period). With respect to the amount of the Unfunded RCG Reimbursement Amount loaned by a Contributing Member, such Contributing Member shall be issued a number of Units equal to the product of (i) 1.5 times (ii) the quotient obtained by dividing (x) the amount of the Unfunded RCG Reimbursement Amount loaned by such Contributing Member by (y) the Price Per Unit established by the Board as of the RCG Reimbursement Date. The aggregate number of Units issued to all Contributing Members under this Section 7.11(d) shall be referred to as the “Unfunded RCG Reimbursement Units”. If Other Members make loans to the Company in respect of all or any portion of the Unfunded RCG Reimbursement Amount, the number of Units held by the Unfunded RCG Reimbursing Member shall be reduced by the total number of Unfunded RCG Reimbursement Units issued to the Contributing Members; provided, that if there shall be more than one Unfunded RCG Reimbursing Member in respect of a particular RCG Payment Amount and Other Members make loans in respect of all or any portion of the Unfunded RCG Reimbursement Amounts of such Unfunded RCG Reimbursing Members, then the number of Units held by each Unfunded RCG Reimbursing Member shall be reduced by a number of Units equal to the product of (A) the total number of Unfunded RCG Reimbursement Units issued to Contributing Members, times (B) a fraction, (x) the numerator of which is the amount of the Unfunded RCG Reimbursement Amount of such Unfunded RCG Reimbursing Member and (y) the denominator of which is the aggregate amount of all Unfunded RCG Reimbursement Amounts of all Unfunded RCG Reimbursing Members.

(e) If Gural is not reimbursed in full by the Members in respect of any RCG Payment Amount, then Gural agrees not to take an Enforcement Action at any time prior to the expiration of the 180-day period following the expiration of the 5-day period referred to in Section 7.11(d).

7.12 VSM Reimbursement Obligations.

(a) Gural will be required to guarantee up to 100% of the Scott Increased Payments (the “Gural SIP Guarantee”) and Nevada Gold will be required to guarantee up to 50% of the Scott Increased Payments (the “Nevada Gold SIP Guarantee”).  In addition, if the Company accepts the VSM Loans, Gural will be required to guarantee up to 100% of the VSM Loans (the “Gural VSM Guarantee”) and Nevada Gold will be required to guarantee up to 50% of the VSM Loans (the “Nevada Gold VSM Guarantee,” and together with the Gural VSM Guarantee, the Gural SIP Guarantee and the Nevada Gold SIP Guarantee, each a “VSM Guarantee”). To the extent that Gural or Nevada Gold provides a VSM Guarantee, such Person shall be referred to in this Section 7.12 as a “VSM Guarantor”. If a VSM Guarantor is required to (and actually does) make any payments to VSM or All Vernon Acquisition, LLC (in the case of the Scott Increased Payments) under a VSM Guarantee (the amount of any such payments with respect to such VSM Guarantor being such VSM Guarantor’s “VSM Payment Amount”), then each of the Members (other than Oneida) (each a “VSM Guarantee Reimbursing Member”), severally and not jointly, shall be required to reimburse such VSM Guarantor in an amount equal to such VSM Guarantee Reimbursing Member’s Percentage of such VSM Payment Amount (such amount being the VSM Guarantee Reimbursing Member’s “VSM Reimbursement Amount”); provided, that (i) no VSM Guarantee Reimbursing Member shall be required to reimburse Gural for any amounts in respect of a VSM Payment Amount in excess of such VSM Guarantee Reimbursing Member’s Percentage of $28,560,000, together with accrued and unpaid interest and other expenses payable under the loan documents governing the VSM Loans, in the case of the VSM Loans or $1,800,000 in the case of the Scott Increased Payments and (ii) no VSM Guarantee Reimbursing Member shall be required to reimburse Nevada Gold for any amounts in respect of a VSM Payment Amount in excess of such VSM Guarantee Reimbursing Member’s Percentage of $28,560,000, together with accrued and unpaid interest and other expenses payable under the loan documents governing the VSM Loans, multiplied by 0.5, in the case of the VSM Loans or $1,800,000 multiplied by 0.5, in the case of the Scott Increased Payments multiplied by 0.5 .

(b) Each of the VSM Guarantee Reimbursing Members shall pay such VSM Guarantee Reimbursing Member’s VSM Reimbursement Amount by advancing funds to the Company as a loan in an aggregate principal amount equal to the total amount of such VSM Guarantee Reimbursing Member’s VSM Reimbursement Amount (and the Company shall be obligated to immediately pay to the applicable VSM Guarantor the total amount of the loan made by such VSM Guarantee Reimbursing Member). Any such loan shall be made to the Company within five (5) days (such fifth day being the “VSM Reimbursement Date”) after receiving a written notice from the applicable VSM Guarantor that such VSM Guarantor has actually paid the VSM Payment Amount to VSM. If Gural is the VSM Guarantor, then Southern Tier shall automatically be deemed to have made a loan to the Company in respect of any of Southern Tier’s VSM Reimbursement Amounts, without a need to actually advance funds to the Company in respect of such loan, and the amount of such loan shall be deemed paid to Gural in respect of such VSM Reimbursement Amount. If Nevada Gold is the VSM Guarantor, then Nevada Gold shall automatically be deemed to have made a loan to the Company in respect of any of Nevada Gold’s VSM Reimbursement Amounts, without a need to actually advance funds to the Company in respect of such loan, and the amount of such loan shall be deemed paid to Nevada Gold in respect of such VSM Reimbursement Amount.

(c) The terms of the loan (if any) made (or deemed made) by a VSM Guarantee Reimbursing Member pursuant to Section 7.12(b) or Section 7.12(d) shall be the same as the terms of the Second Lien Facility (with the maturity date of such loan being the same date as the maturity date of the Second Lien Facility); provided that any such loan shall be evidenced by a Subordinated Note; provided, however, that any such Subordinated Note shall permit the Company to pay off the loan represented by such Subordinated Note with the proceeds received by the Company from any Debt Financing so long as there is no default or event of default continuing under the Second Lien Facility.

(d) If any VSM Guarantee Reimbursing Member (the “Unfunded VSM Reimbursing Member”) fails to make a loan to the Company in respect of all or any portion of such VSM Guarantee Reimbursing Member’s VSM Reimbursement Amount (such amount that is not so loaned by the Unfunded VSM Reimbursing Member being the “Unfunded VSM Reimbursement Amount”), then each Other Member (including Southern Tier and Nevada Gold) shall be entitled to make a loan by actually advancing funds to the Company equal to all or any portion of the Unfunded VSM Reimbursement Amount on a pro rata basis (based on the Percentage of such Other Member to the aggregate Percentage of all Other Members that elect to make a loan in respect of the Unfunded VSM Reimbursement Amount). Each Other Member may elect to make a loan to the Company in an aggregate principal amount equal to all or any portion of its pro rata share of the Unfunded VSM Reimbursement Amount by delivering a Notice to the Company within ten (10) days after the VSM Reimbursement Date. If any Other Member does not elect to make a loan in respect of its entire pro rata share of the Unfunded VSM Reimbursement Amount by the expiration of such 10-day period, any Other Member that has elected to make a loan in respect of its entire pro rata share of the Unfunded VSM Reimbursement Amount may elect to make a loan to the Company in an aggregate principal amount equal to any part of the remaining portion of the Unfunded VSM Reimbursement Amount on a pro rata basis (based on the proportionate Percentages of such Other Members) until either the Other Members elect to make loans in respect of such remaining portion or no Other Member elects to make loans in respect of such remaining portion (which elections described in this sentence shall in any event be concluded within five (5) days following the expiration of such 10-day period). With respect to the amount of the Unfunded VSM Reimbursement Amount loaned by a Contributing Member, such Contributing Member shall be issued a number of Units equal to the product of (i) 1.5 times (ii) the quotient obtained by dividing (x) the amount of the Unfunded VSM Reimbursement Amount loaned by such Contributing Member by (y) the Price Per Unit established by the Board as of the VSM Reimbursement Date. The aggregate number of Units issued to all Contributing Members under this Section 7.12(d) shall be referred to as the “Unfunded VSM Reimbursement Units”. If Other Members make loans to the Company in respect of all or any portion of the Unfunded VSM Reimbursement Amount, the number of Units held by the Unfunded VSM Reimbursing Member shall be reduced by the total number of Unfunded VSM Reimbursement Units issued to the Contributing Members; provided, that if there shall be more than one Unfunded VSM Reimbursing Member in respect of a particular VSM Payment Amount and Other Members make loans in respect of all or any portion of the Unfunded VSM Reimbursement Amounts of such Unfunded VSM Reimbursing Members, then the number of Units held by each Unfunded VSM Reimbursing Member shall be reduced by a number of Units equal to the product of (A) the total number of Unfunded VSM Reimbursement Units issued to Contributing Members, times (B) a fraction, (x) the numerator of which is the amount of the Unfunded VSM Reimbursement Amount of such Unfunded VSM Reimbursing Member and (y) the denominator of which is the aggregate amount of all Unfunded VSM Reimbursement Amounts of all Unfunded VSM Reimbursing Members.

(e) If a VSM Guarantor is not reimbursed in full by the Members in respect of any VSM Payment Amount, then such VSM Guarantor agrees not to take an Enforcement Action at any time prior to the expiration of the 180-day period following the expiration of the 5-day period referred to in Section 7.12(d).

(f) For the avoidance of doubt, neither Oneida nor any of its Affiliates have any obligations or responsibilities under this Section 7.12, and each VSM Guarantor and each Member acknowledges and agrees that Oneida shall have no obligation to purchase, assume, participate in, provide any reimbursement for, or indemnify any VSM Guarantor, Member or any other Person in respect of, any VSM Payment Amount or any VSM Reimbursement Amount or any other amounts under or in respect of a VSM Guarantee or the VSM Loans.

7.13 No Reliance. Each of the Members and Gural acknowledge, agree and represent the following:

(a) the provisions of Section 7.11 and 7.12 hereof are solely for the benefit of Gural (in the case of Section 7.11) and the VSM Guarantors (in the case of Section 7.12), and it is not intended that RCG or VSM shall have any rights or remedies against the Members on account of the provisions of Section 7.11 or Section 7.12 or otherwise, or by or through Gural or the VSM Guarantors; and

(b) no such Person has represented to RCG or VSM that RCG or VSM shall be entitled to rely on the provisions of Section 7.11 or Section 7.12, or otherwise pursue any rights or remedies against the Members on account of the provisions of Section 7.11 or Section 7.12 or otherwise, or by or through Gural or the VSM Guarantors.

ARTICLE 8. ALLOCATION OF PROFITS AND LOSSES

8.1 Profits and Losses.

(a) Allocation of Losses.

Losses for any Fiscal Year shall be allocated in accordance with the following order and priority:

(i) first, to those Members who were allocated Profits (or portions thereof) under Section 8.1(b)(v) in proportion to such Profits until the cumulative Losses allocated pursuant to this Section 8.1(a)(i) to such Members are equal to the total of such Profits allocated to such Members for all prior periods;

(ii) second, to the Members in proportion to their respective Percentages until such time as the Capital Account balances of each of TrackPower and Southern Tier has been reduced to $2,500,000;

(iii) third, to Nevada Gold and Oneida in proportion to their respective Percentages until such time as each of their Capital Account balances has been reduced to zero;

(iv) fourth, to TrackPower and Southern Tier in proportion to their respective Percentages until such time as each of their Capital Account balances has been reduced to zero; and

(v) fifth, to the Members in proportion to their respective Percentages.

(b) Allocation of Profits.

Profits for any Fiscal Year shall be allocated in accordance with the following order and priority:

(i) first, to those Members who were allocated Losses (or portions thereof) under Section 8.1(a)(v) in proportion to such Losses until the cumulative Profits allocated pursuant to this Section 8.1(b)(i) to such Members are equal to the total of such Losses allocated to such Members for all prior periods;

(ii) second, to those Members who were allocated Losses (or portions thereof) under Section 8.1(a)(iv) in proportion to such Losses until the cumulative Profits allocated pursuant to this Section 8.1(b)(ii) to such Members are equal to the total of such Losses allocated to such Members for all prior periods;

(iii) third, to those Members who were allocated Losses (or portions thereof) under Section 8.1(a)(iii) in proportion to such Losses until the cumulative Profits allocated pursuant to this Section 8.1(b)(iii) to such Members are equal to the total of such Losses allocated to such Members for all prior periods;

(iv) fourth, to those Members who were allocated Losses (or portions thereof) under Section 8.1(a)(ii) in proportion to such Losses until the cumulative Profits allocated pursuant to this Section 8.1(b)(iv) to such Members are equal to the total of such Losses allocated to such Members for all prior periods;

(v) fifth, to the Members in proportion to their respective Percentages.

8.2 Regulatory Allocations.

(a) Notwithstanding any of the foregoing provisions of Section 8.1 to the contrary:

(i) If during any Fiscal Year of the Company there is a net increase in Minimum Gain attributable to a Member Nonrecourse Debt that gives rise to Member Nonrecourse Deductions, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company deductions and losses for such year equal to such Member’s share of Member Nonrecourse Deductions, as determined in accordance with applicable Regulations.

(ii) If for any Fiscal Year of the Company there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, each Member shall be allocated items of Company income and gain for such year equal to such Member’s share of such net decrease, as determined in accordance with applicable Regulations.

(iii) If for any Fiscal Year of the Company there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company income and gain for such year equal to such Member’s share of such net decrease, as determined in accordance with applicable Regulations.

(b) The Losses allocated pursuant to this Article 8 shall not exceed the maximum amount of Losses that can be allocated to a Member without causing or increasing a deficit balance in the Member’s Adjusted Capital Account. All Losses in excess of the limitations set forth in this Section 8.2(b) shall be allocated to Members with positive Adjusted Capital Account balances remaining at such time in proportion to such balances.

(c) In the event that a Member unexpectedly receives any adjustment, allocation or Distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4)-(6) that causes or increases a deficit balance in such Member’s Adjusted Capital Account, items of Company income and gain shall be allocated to that Member in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

(d) The allocations set forth in subsections (b), (c), and (d) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 8.1(d). Therefore, notwithstanding any other provisions of this Article 8 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to the remaining sections of this Article 8.

(e) In accordance with Section 704(c) of the Code and the Regulations, income and deductions with respect to any property contributed to or revalued by the Company shall, solely for federal income tax purposes, be allocated among the Members in a manner to take into account any variation between the adjusted tax basis of such property to the Company and its fair market value at the time of contribution or revaluation. In making such allocations, the Board shall use the remedial allocation method unless the Members agree to the contrary.

(f) Except as otherwise provided in this Section 8.2, if a Unit is transferred during any Fiscal Year (whether by Transfer or liquidation of a Unit, or otherwise), the books of the Company will be closed as of the effective date of Transfer. The Profits or Losses attributed to the period from the first day of such Fiscal Year through the effective date of Transfer will be allocated to the Transferor, and the Profits or Losses attributed to the period commencing on the effective date of Transfer will be allocated to the Transferee. In lieu of an interim closing of the books of the Company and with the agreement of the Transferor and Transferee, the Company may agree to allocate Profits and Losses for such Fiscal Year between the Transferor and Transferee based on a daily proration of items for such Fiscal Year or any other reasonable method of allocation (including an allocation of extraordinary Company items, as determined by the Company, based on when such items are recognized for federal income tax purposes).

8.3 Tax Credits. Any tax credit, and any tax credit recapture, will be allocated to the Members in the same ratio that the federal income tax basis of the asset (to which such tax credit relates) is allocated to the Members under the Section 46 Regulations, and if no basis is allocated, in the same manner as Profits are allocated to the Members under Section 8.1.

ARTICLE 9. DISTRIBUTIONS

9.1 Distributions. Unless the Members unanimously agree otherwise, the Company will make Distributions to its Members of 100% of Excess Cash Flow (as defined below) no later than forty-five (45) days after the end of each fiscal quarter in the following order of priority:

(a) First, the Company will make Distributions to TrackPower and Southern Tier, on a 50/50 basis, until each has received the cumulative amount of $2,500,000 (the cumulative amount of which represents the $5,000,000 in increased value of the Tioga Downs Contributed Assets).

(b) Second, the Company will make Distributions to the Members in proportion to their Capital Contributions until the Unreturned Capital Contributions of all of the Members equal zero.

(c) Third, the Company will distribute the remaining Excess Cash Flow to the Members in proportion to their respective Percentages.

(d) Distributions made pursuant to the Dissolution and Liquidation of the Company will be made pursuant to Article 13.

Notwithstanding the foregoing, the Distributions to Members (other than tax Distributions under Section 9.5) shall not be made until all Member Loans (including the Nevada Gold Deemed Loan) have been fully repaid; provided, however, that the Company shall not be prohibited from making any Distributions to Members at any time an Unfunded Member Loan is outstanding. Distributions, including tax Distributions under Section 9.5, shall not be in excess of that entitled to be made pursuant to any indenture or credit facility entered into by the Company, including the Senior Credit Facilities or other Debt Financing pursuant to Section 5.3, 5.4(a), 7.11 or 7.12. As used herein, “Excess Cash Flow” means EBIDTA less:

(i) management fees (to the extent not taken into account in the calculation of EBIDTA),

(ii) capital expenditures approved by the Board and actually paid,

(iii) interest,

(iv) tax Distributions made pursuant to Section 9.5 actually paid to Members within forty-five (45) days after the end of each fiscal quarter,

(v) scheduled principal payments on debt of the Company, including the Senior Credit Facilities, and

(vi) Reserves.

9.2 Other Distributions. Unless the Members otherwise unanimously agree, the Members intend that all Distributions, except for Distributions under Section 9.5, will be made to the Members in accordance with Section 9.1. In the event any Distribution is made otherwise than in accordance with Sections 9.1 or 9.5, without the unanimous consent of the Members, any excess Distribution to a Member will be treated as an advance or loan made by the Company to such Member, payable to the Company with interest payable at the Interest Rate and on demand and shall be evidenced by a promissory note.

9.3 Payment. Any Distribution will be made to a Member only if such Person owns a Unit on the date of Distribution, as reflected on the books of the Company.

9.4 Withholding. Each Member agrees to timely file any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Tax Matters Partner determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Tax Matters Partner that such payment must be made unless the Company withholds such payment from a Distribution which would otherwise be made to the Member. Any amounts withheld pursuant to the foregoing sentence shall be treated as having been distributed to such Member. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 9.4 when due (i.e. fifteen (15) days after demand), the Company may exercise any and all rights and remedies the Company may have against such Member, including instituting lawsuit to collect the unpaid amount (together with interest thereon from the date such amount is due (i.e. fifteen (15) days after the demand) calculated at the lower of (i) the Interest Rate, and (ii) the highest rate permitted by law.

9.5 Tax Distributions. Unless the Members unanimously agree otherwise, the Company will make Distributions to its Members no later than forty-five (45) days after the end of each fiscal quarter of an amount equal to 40% of the Profits of the Company allocated to each Member. Any payments made under this Section 9.5 to a Member shall be deemed to be a draw against such Member’s share of future Distributions under Section 9.1, so that such Member’s share of such future Distributions shall be reduced by the amounts previously drawn under this Section 9.5 until the aggregate reductions in such Distributions equal the aggregate draws made under this Section 9.5.

ARTICLE 10. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1 Representations and Warranties of Members. As used in this Article 10, the term “Agreement” includes this Agreement and, in the case of Nevada Gold only, the Management Agreements. Each of the Members represents and warrants (which representations and warranties shall survive the execution hereof) to the Company and each of the other Members that, as of the signing of this Agreement:

(a) i) Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized, and is a United States Person;

(ii) Such Member has full power and authority to enter into and perform this Agreement;

(iii) All actions necessary to authorize the signing and delivery of this Agreement and the performance of the respective obligations of the Member to this Agreement, have been duly taken;

(iv) This Agreement has been duly signed and delivered by a duly authorized officer or other representative of each of the Members that are signatories thereto, and this Agreement constitutes the legal, valid and binding obligation of each such Member enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws effecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

(v) No consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by the Members;

(vi) The signing, delivery and performance of this Agreement do not violate the organizational documents of such Member, or any material agreement to which such Member is a party or by which such Member is bound;

(vii) It is not in violation or default under any agreement with any Person, or under any law, judgment, order, decree, license, permit, approval, rule, or regulation of any court, arbitrator, administrative agency, or other governmental authority to which it may be subject which could reasonably be anticipated to have a material adverse impact on the Company, and hereafter shall take no action which shall be in violation or cause a default under any agreement with any Person, or under any law, judgment, order, decree, license, permit, approval, rule, or regulation of any court, arbitrator, administrative agency, or other governmental authority to which it may be subject which could reasonably be anticipated to have a material adverse impact on the Company;

(b) with respect to its investment in the Company and the Units:

(i) it acknowledges that the Units are being offered and sold without registration under the Securities Act of 1933, as amended, or under similar provisions of state law;

(ii) it has knowledge and experience in financial and business matters in general, and in investments of this type;

(iii) it is capable of evaluating the merits and risks of such investment;

(iv) it has either secured independent tax advice with respect to such investment, upon which it is solely relying, or it is sufficiently familiar with the income taxation of partnerships that it has deemed such independent advice unnecessary;

(v) it has received or has access to all material information and documents with respect to such investment and has had an opportunity to ask questions and receive answers thereto and to verify and clarify the information available;

(vi) notwithstanding any financial projections which may have been prepared by any other Person, it has relied solely upon its independent investigation, and not on any financial projections, statements, actions or representations of the other Members or any Affiliate of the other Members, in making the decision to acquire such investment;

(vii) it understands that no Federal or State agency has reviewed or passed upon the adequacy or accuracy of the information set forth in the documents submitted to it or made any finding or determination as to the fairness for investment, or any recommendation or endorsement of such investment;

(viii) it understands that there are restrictions on the transferability of its Units set forth in this Agreement and under applicable law;

(ix) it understands that there will be no public market for its Units Interests, and, accordingly, it may not be possible to liquidate such investment;

(x) it understands that any anticipated Federal or state income tax benefits applicable to its Units may be lost through changes in, or adverse interpretations of, existing laws and regulations;

(xi) it has entered into this Agreement freely and voluntarily, without coercion, duress, distress, or undue influence by any other Persons or their respective shareholders, members, directors, officers, partners, agents or employees; and

(xii) it understands that this Agreement may affect legal rights and it has received legal advice from counsel of its choice in connection with the negotiation and execution of this Agreement and is satisfied with its legal counsel and the advice received from it.

(c) each of the following is true and correct:

(i) none of it or any of its Affiliates is a party to any other agreement or other arrangement which would interfere with the development or operation of the Gaming Complexes;

(ii) performance of this Agreement will not violate any other material agreement or other arrangement to which it or its Affiliates is a party;

(iii) it and its Affiliates have not received notice of any claim which would interfere with its or their performance of this Agreement;

(iv) none of it or its Affiliates has incurred any material liabilities or obligations on behalf of the Company or has knowledge of any liabilities or obligations of the Company, the Tioga Downs Complex or the Vernon Downs Complex other than those described on Exhibit “B” to the Contribution Agreement and agrees hereafter that it or they, as the case may be, will not, nor cause any of its Affiliates, to incur any liability or obligation on behalf of the Company, except as otherwise expressly provided herein;

(v) it knows of no actions or lawsuits, pending, planned or threatened, by or against it or its Affiliates, or the Company or the Company’s Affiliates, which could create an obligation or liability for the Company or any of the other Members other than those described on Exhibit “B” to the Contribution Agreement; and

(vi) none of such Member, its Affiliates or any officers or directors of any of them has been determined by any gambling commission or authority to be unsuitable, has been convicted of a crime (other than traffic offenses), and had any application for any gambling license or permit rejected, or has had any gambling licenses or permit, once having been issued, rescinded, suspended, revoked or not renewed or reinstated, and no Member has knowledge that its affiliation with any other Member will threaten any gambling license, permit, entitlement or approval in any jurisdiction of any other Member or Affiliate of a Member.

(d) the execution, delivery and performance of this Agreement will not:

(i) violate any law, judgment, order, decree, license, permit, approval, rule or regulation of any court, arbitrator, administrative agency, or other governmental authority to which it may be subject;

(ii) result in a breach or default under any contract or other binding commitment or any provision of the charter or by-laws or partnership agreement, limited liability company agreement or other organizational documents, as the case may be, of such Member; or

(iii) require any consent, approval or vote of any court or governmental authority or of any Person that, as of the date hereof, has not been given or taken, and does not remain effective.

10.2 Indemnification.

(a) To the fullest extent permitted by applicable laws, regulations, rules or orders, each Member and its Indemnified Persons shall not be liable, responsible or accountable in damages or otherwise to the Company, or to any of the other Members or any of the other Indemnified Persons, for any act or omission performed or omitted by them in good faith on behalf of the Company and in a manner reasonably believed by them to be within the scope of their authority and in the best interests of the Company; provided, however, that this exculpation shall not apply to acts or omissions which are determined, by a final decision of a court of competent jurisdiction, to constitute either fraud, bad faith, breach of this Agreement, gross negligence, or criminal conduct.

(b) (i) Each Member shall and does hereby indemnify, defend and hold harmless the Company, the other Members and the Indemnified Persons of the other Members, and each of them separately, from and against all liability, loss, cost, or damage whatsoever (including reasonable attorneys’ fees) resulting from or arising out of (x) any act, claim or omission of or by such Member or any Affiliates of such Member prior to the date hereof and (y) any breach by such Member of the representations and warranties under Section 10.1 hereof, or any losses or expenses as a result of or in connection with any breach of this Agreement by such Member.

(ii) Anything in this Section 10.2 or elsewhere in this Agreement to the contrary notwithstanding, no Member nor any of its Affiliates shall be required to indemnify, defend or hold harmless the Company, the other Members or any of the Indemnified Persons of the other Members for any liability, loss, cost or damage (including attorneys’ fees) resulting from or arising out of (whether directly or indirectly) the bankruptcy cases of Mid-State Raceway, Inc. and Mid-State Development Corporation under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) or any transaction or other matter relating to such bankruptcy cases (any such liabilities, losses, costs or damages being “Released Claims”) and each Member, on behalf of itself and each of its Affiliates and the successors and assigns of each of them, hereby releases, acquits and forever discharges the Company, the other Members or any of the Indemnified Persons of the other Members from any of the Released Claims; provided, that this Section 10.2(b)(ii) shall not operate to waive or release any claim, right or remedy of any Member or any of its Affiliates (whether now existing or hereafter arising) under or in respect of the Debt Commitment Letter or the Second Lien Facility.

(c) To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Member and its Indemnified Persons from and against any and all loss, cost, damage, expense or liability (other than a loss of any equity contributions, loan or other investment in the Company), which relate to or arise out of the Company, the Gaming Complexes, the Company’s business and affairs, regardless of whether the Members continue to be Members, an Affiliate of a Member, or an agent, officer, member, director, stockholder or employee of such Member or such Affiliate at the time any such liability or expense is paid or incurred, if such Member’s or its Indemnified Persons’ conduct did not constitute fraud, bad faith, breach of this Agreement, gross negligence or criminal conduct. With respect to the expenses actually and reasonably incurred by a Member or Indemnified Person who is a party to a Proceeding, the Company shall provide funds to such Member or Indemnified Person for its documented costs of defense in advance of the final disposition of the Proceeding if the Member or Indemnified Person furnishes the Company with such Person’s written affirmation of a good-faith belief that such Person has met the standard of conduct described herein, and such Person agrees in writing to repay the advance if it is subsequently determined that such Person has not met such standard of conduct.

(d) To the extent that, at law or in equity, a Member or its Indemnified Persons have duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, each Member and its Indemnified Persons acting under this Agreement or otherwise shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Section 10.2, to the extent that they expand or restrict the duties and liabilities of a Member or its Indemnified Persons otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member and its Indemnified Person.

(e) (i) (A) Promptly after the assertion of any claim by a third party which may give rise to a claim for indemnification from an Indemnifying Member or the Company under this Agreement, an Indemnified Person shall notify the Indemnifying Member or the Company (as applicable) in writing of such claim and advise the Indemnifying Member or the Company (as applicable) whether the Indemnified Person intends to contest such claim.

(B) The Indemnified Person shall permit the Indemnifying Member or the Company (as applicable) to contest and defend against such claim, at the Indemnifying Member’s or the Company’s (as applicable) expense, if the Indemnifying Member or the Company (as applicable) has confirmed to the Indemnified Person in writing that it agrees that the Indemnified Person is entitled to indemnification hereunder in respect of such claim, unless the Indemnified Person can establish, by reasonable evidence, that the conduct of its defense by the Indemnifying Member or the Company (as applicable) could be reasonably likely to prejudice such Indemnified Person due to the nature of the claims presented or by virtue of a conflict between the interests of such Indemnified Person and such Indemnifying Member or the Company (as applicable) or another Indemnified Person whose defense has been assumed by the Indemnifying Member or the Company (as applicable). Notwithstanding a determination by the Indemnifying Member or the Company (as applicable) to contest such claim, the Indemnified Person shall have the right to be represented by its own counsel and accountants at its own expense. In any case, the Indemnified Person shall make available to the Indemnifying Member or the Company (as applicable) and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party (with reimbursement of reasonable expenses by the Indemnifying Member or the Company (as applicable)). If the Indemnifying Member or the Company (as applicable) fails to undertake the defense of or to settle or pay any such third-party claim within fifteen (15) days after the Indemnified Person has given Notice to the Indemnifying Member or the Company (as applicable) advising the Indemnifying Member or the Company (as applicable) of such claim, or if the Indemnifying Member or the Company (as applicable), after having given Notice to the Indemnified Person that it intends to undertake the defense, fails forthwith to defend, settle or pay such claim, then the Indemnified Person may take any and all necessary action to dispose of such claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion.

(C) The Indemnifying Member or the Company (as applicable) shall not consent to the terms of any compromise or settlement of any third-party claim defended by the Indemnifying Member or the Company (as applicable) in accordance herewith (other than terms related solely to the payment of money damages and only after the Indemnifying Member or the Company (as applicable) has furnished the Indemnified Person with such evidence as the Indemnified Person may reasonably request of the Indemnifying Member’s or the Company’s (as applicable) capacity and capability (financial and otherwise) to pay promptly the amount of such money damages at such times as provided in the compromise or settlement) without the prior written consent of the Indemnified Person if as a result of such compromise or settlement such Indemnified Person could be adversely affected.

(D) Any claim for indemnification under this Agreement which does not result from the assertion of a claim by a third party shall be asserted by Notice given by the Indemnified Person to the Indemnifying Member or the Company (as applicable). Such Indemnifying Member or the Company (as applicable) shall have a period of thirty (30) days within which to respond thereto. If such Indemnifying Member or the Company (as applicable) does not respond within such thirty (30) day period, such Indemnifying Member or the Company (as applicable) shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim. If the Indemnifying Member or the Company (as applicable) does respond within such thirty (30) day period and rejects such claim in whole or in part, such Indemnified Person shall be free to pursue such remedies as may be available to such party under applicable laws, regulations, rules or orders.

(ii) Mitigation

Each Indemnifying Member or the Company (as applicable) and each Indemnified Person shall use reasonable efforts and shall consult and cooperate with each other with a view towards mitigating claims, losses, liabilities, damages, deficiencies, costs and expenses that may give rise to claims for indemnification.

(iii) Payment

Each Indemnifying Member agrees to pay any amounts due hereunder (A) within ten (10) days of written notice in respect of its indemnity obligations which it has accepted or which it has been deemed to accept; (B) within five (5) days of any final adjudication by a court of competent jurisdiction of any indemnity obligations as to which it has not so accepted; and (C) as reasonable attorneys’ fees and other costs of defense are incurred and invoiced.

10.3 Insurance. The indemnification provisions of this Article do not limit a Member’s or other Indemnified Person’s right to recover under any insurance policy or other financial arrangement by the Company (including any self-insurance, trust fund, letter of credit, guaranty or surety). If, with respect to any liability, any Member or other Indemnified Person receives an insurance or other indemnification payment which, together with any indemnification payment made by the Indemnifying Member or Company (as applicable) exceeds the amount of such liability, then such Member or Indemnified Person will immediately repay such excess to the Indemnifying Member or the Company (as applicable).

ARTICLE 11. ACCOUNTING AND REPORTING

11.1 Fiscal Year. For income tax and accounting purposes, the Fiscal Year of the Company shall end on December 31 or as otherwise determined by the Board.

11.2 Accounting Method. For accounting purposes, the Company will use United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis using the accrual method of accounting (“GAAP”) and all financial statements will be prepared in accordance with GAAP.

11.3 Tax Elections. The Company will have the authority to make such tax elections, and to revoke any such election, as the tax matters partner may from time to time determine. No Director or Member shall have the right to file an election to treat the Company as an association taxable as a corporation for federal income tax purposes.

11.4 Returns. The Company will cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code, as well as all other tax returns required in each jurisdiction in which the Company does business.

11.5 Reports. The Company will furnish a Profit or Loss statement and a balance sheet to each Member within a reasonable time after the end of each fiscal quarter. The Company books will be closed at the end of each Fiscal Year and audited financial statements prepared showing the financial condition of the Company and its Profits or Losses from operations. Copies of these statements will be given to each Member. In addition, as soon as is practicable after the close of each Fiscal Year (and in any event within 90 days following the end of each Fiscal Year), the Company will provide each Member with all necessary tax reporting information.

11.6 Books and Records. Full and accurate books of the Company shall be maintained by the Company, at the Company’s principal place of business, showing all receipts and expenditures, assets and liabilities, Profits and Losses and all other records necessary for recording the Company’s business and affairs. The books and records of the Company will be available for inspection and examination at reasonable times by all Members or their duly authorized representatives who have executed confidentiality agreements.

11.7 Banking. The Company may establish one or more bank or financial accounts and safe deposit boxes. The Company may authorize one or more individuals to sign checks on and withdraw funds from such bank or financial accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the Company deems advisable.

11.8 Tax Matters Partner. Until further action by the Company, Nevada Gold is designated as the tax matters partner (the “Tax Matters Partner”) under Section 6231(a)(7) of the Code. The Tax Matters Partner will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding. The Members will furnish the Tax Matters Partner with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members. If an administrative proceeding with respect to a partnership item under the Code has begun, and the Tax Matters Partner so requests, each Member will notify the Tax Matters Partner of its treatment of any partnership item on its federal income tax return, if any, which is inconsistent with the treatment of that item on the partnership return for the Company. Any settlement agreement with the Internal Revenue Service will be binding upon the Members only as provided in the Code. The Tax Matters Partner will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member’s written consent. Any Member who enters into a settlement agreement with respect to any partnership item will notify the other Members of such settlement agreement and its terms within 30 days from the date of settlement. If the Tax Matters Partner does not file a petition for readjustment of the partnership items in the Tax Court, Federal District Court or Claims Court within the 90-day period following a notice of a final partnership administrative adjustment, any notice partner or 5-percent group (as such terms are defined in the Code) may institute such action within the following 60 days. The Tax Matters Partner will timely notify the other Members in writing of its decision. Any notice partner or 5-percent group will notify any other Member of its filing of any petition for readjustment.

11.9 No Partnership. The classification of the Company as a partnership will apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization, solely, for tax purposes, does not create or imply a general partnership between the Members for state law or any other purpose. Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.

ARTICLE 12. DISSOLUTION OF THE COMPANY

12.1 Dissolution. Dissolution of the Company will occur only upon the happening of any of the following events:

(a) The occurrence of any act or omission by a Member which results in the dissolution of the Company by operation of law under the provisions of the Act;

(b) The sale or other disposition of all or substantially all of the assets of the Company and the collection of all sales proceeds, including any involuntary “sale” as a result of condemnation or casualty that is not restored;

(c) By unanimous written agreement of the Members;

(d) The election of the remaining Members to dissolve as permitted by Section 15.4(f) of this Agreement; or

(e) The entry of a decree of judicial dissolution pursuant to Section 702 of the Act.

The withdrawal, retirement, resignation, bankruptcy or dissolution of any Member or the occurrence of any event that terminates the continued membership of any Member in the Company shall not, in and of itself, cause the Company’s dissolution.

12.2 Events of Withdrawal. An event of Withdrawal of a Member occurs when any of the following occurs:

(a) With respect to any Member, upon the Transfer of all or any part of such Member’s Units to any Person other than a Permitted Transferee that is not approved by the Members;

(b) With respect to any Member, upon the voluntary withdrawal of the Member (including any resignation or retirement in contravention of Section 3.8) by notice to all other Members;

(c) With respect to any Member that is a corporation, upon filing of articles of dissolution of the corporation;

(d) With respect to any Member that is a partnership or a limited liability company, upon dissolution of such entity;

(e) With respect to any Member who is an individual, upon either the death or retirement of the individual, or upon such individual’s insanity or the entry by a court of competent jurisdiction of an order adjudicating the individual to be incompetent to manage such individual’s person or estate;

(f) With respect to any Member that is a trust, upon termination of the trust;

(g) With respect to any Member that is an estate, upon final distribution of the estate’s Units;

(h) Any other event which terminates the continued membership of a Member in the Company; or

(i) With respect to any Member, the bankruptcy of the Member, so long as there is one or more remaining Members.

Within 30 days following the happening of any event of Withdrawal with respect to a Member, such Member (or its, his or her legal representative) must give notice of the date and the nature of such event to the Company. Any Member failing to give such notice will be liable in damages for the consequences of such failure as otherwise provided in this Agreement. Upon the occurrence of an event of Withdrawal with respect to a Member, such Member (and its designated Director(s) will cease to have voting rights hereunder, and such Member will, without further act, become a Transferee of its Units (with only the limited rights of a Transferee that is not a Permitted Transferee as set forth in Section 14.6). Any Member who withdraws from the Company in contravention of this Agreement will be liable to the Company and the other Members for proven monetary damages (but any such action or proposed action to resign or retire will not be subject to any equitable action for injunctive relief or specific performance except as permitted under Section 17.6).

12.3 Bankruptcy. The bankruptcy of a Member will not dissolve the Company. The bankruptcy of a Member will be deemed to occur when such Person:

(a) files a voluntary petition in bankruptcy,

(b) is adjudged a bankrupt or insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding,

(c) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation,

(d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any insolvency proceeding of this nature, or

(e) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of such Person’s properties. In addition, the bankruptcy of a Member will be deemed to occur if any proceeding filed against a Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation is not dismissed within 120 days or if the appointment without the Member’s consent (or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of such Person’s properties) is not vacated or stayed within 90 days (or if after the expiration of any stay, if the appointment is not vacated within 90 days).

ARTICLE 13. LIQUIDATION

13.1 Liquidation. Upon Dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate. The Board will appoint a liquidating trustee which may be one or more of the Directors or a Member. The winding up and Liquidation of the Company will be accomplished in a businesslike manner as determined by the liquidating trustee and this Article 13. A reasonable time will be allowed for the orderly Liquidation of the Company and the discharge of liabilities to creditors so as to enable the Company to provide for any losses reasonably anticipated to be attendant upon Liquidation. Any gain or loss on disposition of any Company assets in Liquidation will be allocated to Members and credited or charged to Capital Accounts in accordance with the provisions of Articles 7 and 8. With respect to all Company property that has not been sold, the Fair Market Value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition on that property for the Fair Market Value of that property on the date of Distribution in accordance with the provisions of Articles 7 and 8. Any liquidating trustee is entitled to reasonable compensation for services actually performed, and may contract for such assistance in the liquidation process as such Person deems necessary. Until the filing of articles of dissolution as provided in Section 13.6, the liquidating trustee may settle and close the Company’s business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make Distributions in accordance with the priorities set forth in Section 13.2.

13.2 Priority of Payment. The assets of the Company will be distributed in Liquidation of the Company in the following order:

(a) First, to non-Member creditors of the Company (including any of the Senior Credit Facility Lenders, whether or not such Senior Credit Facility Lenders are Members of the Company) in order of priority as provided by law in payment of unpaid liabilities of the Company to the extent required by law or under agreements with such creditors;

(b) Second, to the setting up of any reserves which the Board reasonably deems necessary for any anticipated, contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the conduct of the Company’s Business. At the expiration of such period as the Board reasonably deem advisable, the balance thereof shall be distributed in accordance with this Section 13.2;

(c) Third, to any Member for any other loans or debts owing to such Member by the Company; and

(d) Fourth, to the Members in accordance with Section 9.1.

13.3 Distribution to Members. Distributions in Liquidation due to the Members may be made by either or a combination of the following methods: selling the Company assets and distributing the net proceeds, or by distributing the Company assets to the Members at their net Fair Market Value in kind. Any liquidating Distribution in kind to the Members may be made either by a pro-rata Distribution of undivided interests or, upon the affirmative vote of all Members, by non pro-rata Distribution of specific assets at Fair Market Value on the effective date of Distribution. Any Distribution in kind may be made subject to, or require assumption of, liabilities to which such property may be subject, but in the case of any non pro-rata Distribution only upon the express written agreement of the Member receiving the Distribution. Each Member hereby agrees to save and hold harmless the other Members from such Member’s share of any and all such liabilities which are taken subject to or assumed. Appropriate and customary prorations and adjustments shall be made incident to any Distribution in kind. The Members will look solely to the assets of the Company for the return of their Capital Contributions, and if the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return such contributions, they will have no recourse against any other Member.

13.4 No Restoration Obligation. Except as otherwise specifically provided in Section 7.8, nothing contained in this Agreement imposes on any Member an obligation to make a Capital Contribution in order to restore a deficit Capital Account upon Liquidation of the Company. Furthermore, each Member will look solely to the assets of the Company for the return of such Member’s Capital Contribution and Capital Account.

13.5 Liquidating Reports. A report will be submitted with each liquidating Distribution to Members, showing the collections, disbursements and Distributions during the period which is subsequent to any previous report. A final report, showing cumulative collections, disbursements and Distributions, will be submitted upon completion of the liquidation process.

13.6 Articles of Dissolution. Upon Dissolution of the Company and the completion of the winding up of its business, the Company will file articles of dissolution (to cancel its Articles) with the New York Secretary of State pursuant to the Act. At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.

ARTICLE 14. TRANSFER RESTRICTIONS

14.1 General Restriction. No Member may Transfer all or any part of its Units in any manner whatsoever (and no constituent owner of a Member shall be permitted to transfer its interests in such Member) except to a Permitted Transferee as set forth in Section 14.3 and only if the requirements of Section 14.5 have also been satisfied. Any other Transfer of all or any part of its Units is null and void, and of no effect. Any Member who makes a Transfer of all of such Member’s Units will be treated as resigning from the Company on the effective date of such Transfer. Any Member who makes a Transfer of part (but not all) of such Member’s Units will continue as a Member (with respect to the Units retained), and such partial Transfer will not constitute an event of Withdrawal of such Member. The rights and obligations of any resigning Member or of any Transferee of a Units will be governed by the other provisions of this Agreement. For purposes of this Article 14, the term Unit or Units shall mean and include Units and all other Company Securities owned or held by a Member from time to time.

14.2 No Member Rights. No Member has the right or power to confer upon any Transferee (other than a Permitted Transferee described in Sections 14.3(a) through 14.3(h)) the attributes of a Member in the Company. The Transferee of all or any part of a Unit by operation of law (except as contemplated by Section 14.3) does not, by virtue of such Transfer, succeed to any rights as a Member in the Company except for the limited rights set forth in Section 14.6(b).

14.3 Permitted Transferee. Subject to the requirements set forth in Section 14.5, a Person may Transfer all or any part of such Person’s Units without the consent of any other Member:

(a) To a wholly-owned subsidiary of such Person;

(b) To the Company;

(c) To a Person approved by all the Members;

(d) In the case of Nevada Gold, to another Person as part of a change in control, merger, reorganization, consolidation or sale of all or substantially all of the assets of its parent company;

(e) In the case of TrackPower, (i) TrackPower may transfer to Southern Tier up to 15,165.16 Units on or before May 14, 2006 and (ii) to another Person as part of a change in control, merger, reorganization, consolidation or sale of all or substantially all of its assets;

(f) In the case of Southern Tier only, ownership interests within Southern Tier may be transferred provided that (i) Jeffrey Gural remains the managing member, (ii) Jeffrey Gural, together with his immediate family members or family trusts for the benefit of his immediate family members, retains ownership of at least 35% of the ownership interests of Southern Tier and (iii) Jeffrey Gural has the ability, by ownership of voting securities or membership interests, contract or otherwise, to direct the management and affairs of Southern Tier; provided, that upon the retirement, death or disability of Jeffrey Gural, the provisions of Section 14.7 shall be applicable;

(g) In the case of Oneida or any Permitted Transferee described in this clause (g) that has received Units in accordance with the terms of this Agreement, any of the Plainfield Funds or any Person controlled by any of the Plainfield Funds;

(h) To any Person after full compliance with the right of first refusal set forth in Section 14.4;

(i) To any Person purchasing a Member’s Units pursuant to and in full compliance with Article 15;

(j) A pledge or encumbrance of a Unit in favor of one or more lenders to secure a loan provided by such lender(s) to such Member or its Affiliates, provided that a foreclosure upon such pledge or encumbrance shall not be a Permitted Transfer and shall be subject to the provisions of Section 14.4.

Each of the foregoing Transferees shall be a “Permitted Transferee” and shall, except for a Transferee identified in Section 14.3(i) and a Transferee (as pledgee) identified in Section 14.3(j) become a Member of the Company in accordance with Section 602 of the Act.

14.4 Right of First Refusal; Tag-Along Provisions.

(a) Prior to any proposed Transfer of all or any part of a Unit of a Member, other than to a Permitted Transferee pursuant to Section 14.3(a) through 14.3(g), the Transferor must obtain a Third Party Offer. For purposes of this Section 14.4, a Transfer of the Units of a Member shall be deemed to occur upon any change in control of such Member other than to a Permitted Transferee pursuant to Section 14.3(d) or (e). The Third Party Offer must not be subject to unstated conditions or contingencies or be part of a larger transaction such that the price for the Units stated in such Third Party Offer does not accurately reflect Fair Market Value (reduced by the amount of associated liabilities of such Units). The Third Party Offer must contain a description of all of the consideration, material terms and conditions of the proposed Transfer. The Transferor will give Notice of the Third Party Offer to the Company and the other Members (such Members called the “Offeree Members”), together with a written offer to sell the Units which are the subject of the Third Party Offer (the “Offered Units”) to the Offeree Members on the same price and terms as the Third Party Offer as provided herein. The Offeree Members (or any of them) shall have the right to purchase, in whole but not in part, the Offered Units in accordance with the terms of the Third Party Offer by giving Notice to the Transferor (with a copy to all other Offeree Members) within 30 days after receipt of the Notice of such Third Party Offer (the “ROFR Election Period”). The Offeree Members shall each have the right to purchase a proportionate part of the Offered Units, equal to a percentage determined by dividing its Percentage by the total Percentages of all Electing Members. In the event that any Electing Member does not elect to purchase its full allocable share of any Offered Units (such Offered Units not so purchased being “Available Units”), then such Available Units may be purchased by the Fully Elected Members, with any such purchase to be made by the Fully Elected Members pro rata (based on such Fully Elected Member’s Percentage to the aggregate Percentage of all Fully Elected Members electing to purchase Available Units). A Fully Elected Member may elect to purchase Available Units by delivering a Notice to the Transferor within ten (10) days (the “Initial ROFR Extension Period”) after the expiration of the ROFR Election Period. If any portion of the Available Units remains unsubscribed for after the expiration of the Initial ROFR Extension Period, such remaining portion shall be allocated among the Fully Electing Members that elect to purchase such remaining portion based on the proportionate Percentages of such Fully Electing Members until either such remaining portion is fully subscribed for or none of the Fully Electing Members elects to purchase Available Units (which allocation described in this sentence shall in any event be concluded within five (5) days (the “Additional ROFR Extension Period”) following the expiration of the Initial ROFR Extension Period). Unless otherwise agreed, the closing of such sale will be held at the Company’s principal place of business in New York on a date to be specified by the Electing Members which is not later than 60 days after the expiration of the ROFR Election Period, the Initial ROFR Extension Period or the Additional ROFR Extension Period (as applicable). At the closing, the Electing Members will deliver the consideration in accordance with the terms of the Third Party Offer, and the Transferor will by appropriate documents assign to the Electing Members the Units to be sold, free and clear of all liens, claims and encumbrances other than any liens, claims and encumbrances created under this Agreement. If at the expiration of the ROFR Election Period, the Initial ROFR Extension Period or the Additional ROFR Extension Period there are Available Units and no Fully Electing Members that desire to purchase additional Available Units, in which case no Electing Member shall be entitled to purchase any of the Offered Units, or if the acceptance of the right of first refusal is not closed in accordance with this Section 14.4(a) (the date of the expiration of the ROFR Election Period, the Initial ROFR Extension Period or the Additional ROFR Extension Period (as applicable), or the date the right of first refusal is not closed in accordance with this Section 14.4(a), being the “Expiration Date”), the Transferor will be free for a period of 60 days after the applicable Expiration Date to sell all, but not less than all, of the Offered Units, but only to the Third Party for a price and on terms no more favorable to the Third Party than the Third Party Offer and subject to Section 14.4(b) and Section 14.5. If such Units are not so sold within such 60-day period (or within any extensions of such period agreed to in writing by the Company), all rights to sell such Offered Units pursuant to such Third Party Offer (without making another offer to the Offeree Members pursuant to this Section 14.4(a)) will terminate and the provisions of this Article will continue to apply to any proposed future Transfer.

(b) Upon any Transfer of any Units pursuant to a Third Party Offer by any Member (a “Transferring Member”) (other than to a Permitted Transferee identified in any of Sections 14.3(a) through 14.3(g), 14.3(i) or 14.3(j)), the other Members (the “Non-Transferring Members”) shall have the right to participate on a pro rata basis (based on such Non-Transferring Member’s Percentage to the aggregate Percentage of the Transferring Member and all Non-Transferring Members electing to participate in such Transfer) in such Transfer upon the terms described in the Third Party Offer; provided, that the Non-Transferring Members shall not be required to make any representations or warranties other than as to their ownership of the Units and authorization to Transfer. Each Non-Transferring Member must elect to participate in the Third Party Offer within 10 days following the expiration of the applicable Expiration Date described in Section 14.4(a) by delivering a Notice of such election to the Transferring Member prior to the expiration of such 10-day period. The provisions of this Section 14.4(b) shall not apply to any Transfer by Melillo Investments (“Melillo”) of Units pledged to Melillo by TrackPower in connection with any foreclosure sale; provided, however, that the provisions of this Section 14.4(b) shall apply to any Transfer of Units by Melillo at any time following Melillo becoming a Member under this Agreement.

14.5 General Conditions on Transfers. No Transfer of a Unit after the date of this Agreement will be effective unless all of the conditions set forth below are satisfied:

(a) Unless waived by the Company, the Transferor signs and delivers to the Company an undertaking in form and substance satisfactory to the Company to pay all reasonable expenses incurred by the Company in connection with the Transfer (including, but not limited to, reasonable fees of counsel and accountants and the costs to be incurred with any additional accounting required in connection with the Transfer, and the cost and fees attributable to preparing, filing and recording such amendments to the organizational documents or filings as may be required by law);

(b) Such Transfer does not require the registration of such transferred Units pursuant to any applicable federal or state securities laws, and the Transferor delivers to the Company an opinion of counsel for the Transferor satisfactory in form and substance to the Company to the effect that the Transfer of the Units is in compliance with the applicable federal and state securities laws, and a statement of the Transferee in form and substance satisfactory to the Company making appropriate representations and warranties in respect to compliance with the applicable federal and state securities laws and as to any other matter reasonably required by the Company;

(c) The Company receives an opinion from its counsel that (i) the Transfer does not cause the Company to lose its classification as a partnership for federal or state income tax purposes, and (ii) unless waived by the Company, the Transfer, together with all other Transfers within the preceding twelve months, does not cause a termination of the Company for federal or state income tax purposes;

(d) The Transferor signs and delivers to the Company a copy of the assignment of the Units to the Transferee, together with the certificates (if issued by the Company) representing such Units, duly executed for assignment;

(e) The Transferee signs and delivers to the Company its agreement to be bound by this Agreement;

(f) Such Transfer does not cause the Company to become a “Publicly Traded Partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

(g) Such Transfer does not subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(h) Such Transfer is in compliance with any and all gaming acts and regulations now or hereafter existing in the State of New York, including a finding of suitability of such Transferee or any owners or beneficial owners of a Transferee;

(i) Such Transfer is not made to any Person who lacks the legal right, power or capacity to own such Units; and

(j) The Transfer is in compliance with the other provisions of this Article.

Except as the Company and the Transferee may otherwise agree, the Transfer of a Unit will be effective as of 12:01 a.m. (Eastern Time) on the first day of the month following the Transfer.

Notwithstanding anything to the contrary expressed or implied in this Agreement, the sale, assignment, transfer, pledge or other disposition of any direct or indirect interest in the Company is subject to the laws of the State of New York and the requirements, limitations and decisions of any gaming commission or other gaming regulatory body for the State of New York.

14.6 Rights of Transferees.

(a) A Permitted Transferee (other than a Permitted Transferee identified in Sections 14.3(i) and 14.3(j)) shall become a Member of the Company in accordance with Section 602 of the Act and shall be entitled to all of the rights of a Member in respect of Units acquired by such Permitted Transferee provided that the Permitted Transferee executes and delivers such instruments, in form and substance satisfactory to the Board, as the Board may deem reasonably necessary to effect such substitution and to confirm the agreement of the Permitted Transferee to be bound by all of the terms and provisions of this Agreement.

(b) Any Transferee (other than a Permitted Transferee identified in any of Sections 14.3(a) through 14.3(h) or deemed a Permitted Transferee pursuant to Section 3.9) of a Unit will, on the effective date of the Transfer, have only those rights of an assignee as specified in the Act and this Agreement unless and until such Transferee is admitted as a substitute Member by unanimous written consent of all of the Members. This provision limiting the rights of a Transferee will not apply if such Transferee is already a Member; provided that, any Member who withdraws from the Company pursuant to an event of Withdrawal described in Section 12.2 will have only the rights of an assignee as specified in the Act and this Agreement. Any Transferee (other than a Permitted Transferee identified in any of Sections 14.3(a) through 14.3(h) or deemed a Permitted Transferee pursuant to Section 3.9) of all or any part of a Unit who is not admitted as a substitute Member by unanimous written consent of all of the Members has no right (a) to participate or interfere in the management or administration of the Company’s Business or affairs, (b) to vote or agree on any matter affecting the Company or any Member, (c) to require any information on account of Company transactions, or (d) to inspect the Company’s books and records. The only right of a Transferee (other than a Permitted Transferee identified in any of Sections 14.3(a) through 14.3(h) or deemed a Permitted Transferee pursuant to Section 3.9) of all or any part of a Unit who is not admitted as a substitute Member by unanimous written consent of all of the Members is to receive the allocations and Distributions to which the Transferor was entitled (to the extent of the Units transferred) and to receive required tax reporting information. However, each Transferee of all or any part of a Unit (including both immediate and remote Transferees) will be subject to all of the obligations, restrictions and other terms contained in this Agreement as if such Transferee were a Member. To the extent of any Units transferred, the Transferee or Member does not possess any right or power as a Member and may not exercise any such right or power directly or indirectly on behalf of the Transferee. The Members acknowledge that these provisions may differ from the rights of an assignee as set forth in the Act, and the Members agree that they intend, to that extent, to vary those provisions by this Agreement.

14.7 Ownership Interests in Members. Each Member represents and warrants that on the date of this Agreement its directors, officers and owners (and in the case of Nevada Gold and TrackPower, shareholders owning five percent (5%) or more of stock in their parent companies) in such Member is listed on Exhibit ”B” to this Agreement. Southern Tier further represents that no transfers or assignments of ownership interests in Southern Tier will be made except in compliance with Article 14, it being agreed that a transfer of a Unit by Southern Tier (or its Permitted Transferee) shall include a transfer of ownership interests within Southern Tier (or its Permitted Transferee) by its members and shall require compliance with the provisions of this Article 14. In the event the retirement, death or disability of Jeffrey Gural causes a Transfer of the Units of Southern Tier, then Southern Tier shall thereafter have only the rights of an assignee pursuant to Section 14.6; provided, however, such Transfer shall be considered a Permitted Transfer if and for so long as Southern Tier’s managing member and designated director pursuant to Section 4.2 is either an Approved Substitute Manager or approved by a majority in interest of the remaining Members. The Members shall have a continuing obligation to update the list on Exhibit ”B”, within thirty (30) days following the end of each quarter during the term of this Agreement.

ARTICLE 15. PRIVILEGED LICENSE PROTECTION

15.1 No Unsuitability Knowledge. Each Member represents to the other Members that it is not aware of any facts or circumstances which would make it an Unsuitable Person.

15.2 Regulatory Compliance in the State of New York. Each Member acknowledges that it and its Affiliated Persons will be subject to licensing and other regulatory review and approval procedures by New York Regulatory Authorities. Each Member agrees to cooperate fully and to cause its Affiliated Persons to cooperate fully with the representatives of all New York Regulatory Authorities. If any New York Regulatory Authority determines at any time that a necessary Gaming License will not be issued or renewed for the Company, or must be revoked, as a result of a Member’s, or a Member’s Affiliated Person’s relationship to the Company or a Member, then such Member shall, if possible, remedy or cause its Affiliated Person to remedy the condition that gave rise to such determination to the satisfaction of the New York Regulatory Authority. If the Member (the “Non-Compliant Member”) does not remedy the condition that gave rise to such determination prior to the expiration of the period prescribed by the New York Regulatory Authority, then the Licensed Members (or any of them) may provide written notice to the Non-Compliant Member that it is an Unsuitable Person, and of their intention to exercise the provisions set forth in Section 15.4.

15.3 Gaming Regulations in Jurisdictions Outside of New York.

(a) Each Member acknowledges that each other Member and its Affiliated Persons may or will be a Licensed Member because of Gaming Licenses related to Gaming Authorities other than New York Regulatory Authorities. Each Member acknowledges that the issuance and maintenance of Gaming Licenses are highly regulated by these other Gaming Authorities and that the laws of applicable jurisdictions may require a Licensed Member to disclose private or otherwise confidential information about the other Members and their respective Affiliated Persons. If requested to do so by a Licensed Member, any other Member shall obtain any Gaming License, qualification, clearance or the like which shall be requested or required of such other Member by any Gaming Authority having jurisdiction over the Licensed Member.

(b) All Members acknowledge and agree that if a Gaming Authority shall determine that any Member or any of its Affiliated Persons (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in a relationship with any Person, and if as a result of such determination any Gaming Authority (i) fails to issue a Gaming License, (ii) fails to grant or renew any required or requested Gaming License or related application upon terms and conditions which are in the Licensed Member’s reasonable discretion acceptable to the Licensed Member, (iii) unreasonably delays any Gaming License sought by the Licensed Member, (iv)  conditions any Gaming License sought by the Licensed Member upon terms and conditions which are in the Licensed Member’s reasonable discretion not acceptable to the Licensed Member, (v) revokes any Gaming License, or (vi) disciplines, in any manner, the Licensed Member, then such other Member (the “Non-Compliant Member”) shall immediately (A) terminate any relationship with the Person which is the source of the problem, or (B) cease the activity creating the problem. In the event that the Non-Compliant Member does not comply with item (A) or (B) above, then the Licensed Member may provide written notice to the Non-Compliant Member that it is an Unsuitable Person, and of its intention to exercise the provisions set forth in Section 15.4.

15.4 Buy-Out Provisions.

(a) In the event of an unremedied finding that a Member is an Unsuitable Person and the sending of notice by a Licensed Member of its intention to exercise the rights set forth in this Section 15.4, the provisions of this Section 15.4 shall apply, notwithstanding any other provision herein to the contrary.

(b) During the period commencing with the Trigger Date and ending with the transfer or sale of the Affected Member’s Units pursuant to a subsection of this Section 15.4, (i) the Company shall not be required or permitted to pay any Distribution or interest with regard to such Units and the amount of such Distributions or interest shall be held in escrow by the Company, (ii) the holder of such Units (and its designee, if any, to the Board) shall not be entitled to vote on any matter, and (iii) the Company shall not pay any remuneration in any form to the holder of the Units (in its capacity as a holder of Units) except in exchange for such Units as provided in this Section 15.4. Upon any sale or transfer of the Affected Member’s Units in accordance herewith, all voting rights shall be reinstated with respect to the Units and all amounts held in escrow shall be applied to pay to the Affected Member the purchase price of the Units.

(c) For a period of 120 days following the Trigger Date (or such shorter period of time as the New York Regulatory Authority or the Gaming Authority, as applicable, otherwise allows), the Affected Member shall have the right to sell its Units to a third party for cash, subject to the provisions of Section 14.5 and the right of first refusal in favor of the other Members pursuant to and in accordance with the terms of Section 14.4(a). If the Affected Member has given Notice to the other Members on or before 120 days following the Trigger Date that a third party (who is permitted to receive an assignment of the Units pursuant to Section 14.5), has entered into a binding agreement to purchase the Units for cash, then the 120-day period shall be extended by a period of time required to comply with the requirements of Section 14.4(a) (provided that the New York Regulatory Authority or the Gaming Authority, as applicable, does not require a shorter period of time).

(d) If the Affected Member has not (i) sold its Units in accordance with Section 15.4(c), (ii) given notice to the other Members on or before 120 days following the Trigger Date (or such shorter period of time as the New York Regulatory Authority or the Gaming Authority, as applicable, otherwise allows) that a third party (who is permitted to receive an assignment of the Units pursuant to Section 14.5) has entered into a binding agreement to purchase the Units for cash, or (iii) consummated such cash purchase described in clause (ii) of this Section 15.4(d) within the period provided in Section 14.4(a) (or such shorter period of time as the New York Regulatory Authority or the Gaming Authority, as applicable, otherwise allows) (the date of the occurrence of any of the events described in clause (i), (ii) or (iii) being a “Buy-Out Date”), any one or more of the remaining Members may purchase all or any portion of the Units by giving a Notice of such Member’s or Members’ purchase intent to the Company and the Affected Member within ten (10) days (or such shorter period of time as the New York Regulatory Authority or the Gaming Authority, as applicable, otherwise allows) (such period being the “Buy-Out Election Period”). Each Member (other than the Affected Member) shall have the right to purchase a proportionate part of the Affected Member’s Units, equal to a percentage determined by dividing such Member’s Percentage by the total Percentages of all Electing Members. In the event that any Electing Member does not elect to purchase its full allocable share of the Affected Member’s Units (such Units not so purchased being “Remaining Units”), then such Remaining Units may be purchased by each of the Fully Elected Members on a pro rata basis (based on such Fully Elected Member’s Percentage to the aggregate Percentage of all Fully Elected Members electing to purchase Remaining Units). A Fully Elected Member may elect to purchase Remaining Units by delivering a Notice to the Company and the Affected Member within ten (10) days (or such shorter period of time as the New York Regulatory Authority or the Gaming Authority, as applicable, otherwise allows) (the “Initial Buy-Out Extension Period”) after the expiration of the Buy-Out Election Period. If any portion of the Remaining Units remains unsubscribed for after the expiration of the Initial Buy-Out Extension Period, such remaining portion shall be allocated among the Fully Electing Members that elect to purchase such remaining portion based on the proportionate Percentages of such Fully Electing Members until either such remaining portion is fully subscribed for or none of the Fully Electing Members elects to purchase Remaining Units (which allocation described in this sentence shall in any event be concluded within five (5) days (the “Additional Buy-Out Extension Period”) following the expiration of the Initial Buy-Out Extension Period). The purchase price to be paid by each Electing Member shall be an amount equal to the product of (A) a fraction, (I) the numerator of which is the number of Units of the Affected Member to be purchased by such Electing Member and (II) the denominator of which is the total number of Units of the Affected Member, times (B) the sum of (I) the outstanding principal balance of and accrued and unpaid interest on the Affected Member’s Member Loans, if any, to the Company as of the closing date, plus (II) the Fair Market Value of all of the Affected Member’s Units as of the Trigger Date. The closing of any purchase by an Electing Member or Electing Members of an Affected Member’s Units and Member Loans pursuant to this Section 15.4(d) shall be held at the principal office of the Company or at such other location as the Electing Member(s) and the Affected Member shall agree, within twenty (20) days (or such shorter period of time as the New York Regulatory Authority or the Gaming Authority, as applicable, otherwise allows) following the later of the expiration of the Buy-Out Election Period, the Initial Buy-Out Extension Period and the Additional Buy-Out Extension Period. At any such closing, (x) the Affected Member shall deliver to the Electing Member(s) all or any part of the Units and Member Loans purchased by the Electing Member(s) free and clear of all liens and encumbrances (other than liens and encumbrances created pursuant to this Agreement and any subordination terms included in any Subordinate Note), accompanied by all other documents necessary for the effective transfer thereof, as reasonably determined by the Buy-Out Member(s) (it being understood that all of the Affected Member’s right, title and interest in and to the Units and Member Loans (other than the right of the Affected Member to receive the purchase price therefor) shall pass to, and vest in, the Electing Member(s) effective as of the date of the closing) and (y) the Buy-Out Member(s) shall pay the purchase price, without interest thereon, by directing the Company to pay to the Affected Member the Distributions payable pursuant to Section 9.1 (as modified by Section 7.5) (but not Section 9.5) on account of the Units and the Member Loans of the Affected Member purchased by the Electing Member(s), until the purchase price has been paid in full, provided that any remaining balance shall be paid by the Electing Member(s) at the end of five (5) years following the Trigger Date.

(e) If a Buy-Out Date occurs and if any portion of the Affected Member’s Units is not purchased by the other Members as provided for in Section 15.4(d) (such portion of Units being the “Unpurchased Units”), the majority in interest of the remaining Members may choose to continue the business of the Company. In such event, the Company shall repurchase all Unpurchased Units and any Affected Member’s Member Loans that the other Members did not purchase pursuant to Section 15.4(d) (the “Unpurchased Member Loans”). The purchase price to be paid by the Company shall be an amount equal to the product of (i) a fraction, (A) the numerator of which is the number of Unpurchased Units and (B) the denominator of which is the total number of Units of the Affected Member, times (i) the sum of (A) the outstanding principal balance of and accrued and unpaid interest on the Unpurchased Member Loans, if any, as of the closing date, plus (B) the Fair Market Value of all of the Affected Member’s Units as of the Trigger Date. The closing of any such repurchase by the Company of an Affected Member’s Unpurchased Units and Unpurchased Member Loans pursuant to this Section 15.4(e) shall be held at the principal office of the Company or at such other location as the Company and the Affected Member shall agree, within twenty (20) days (or such shorter period of time as the New York Regulatory Authority or the Gaming Authority, as applicable, otherwise allows) following the date the remaining Members agree to continue the business of the Company. At any such closing, (x) the Affected Member shall deliver to the Company the Unpurchased Units and the Unpurchased Member Loans free and clear of all liens and encumbrances (other than liens and encumbrances created pursuant to this Agreement and any subordination terms included in any Subordinate Note), accompanied by all other documents necessary for the effective transfer thereof, as reasonably determined by the Company (it being understood that all of the Affected Member’s right, title and interest in and to the Unpurchased Units and the Unpurchased Member Loans (other than the right of the Affected Member to receive the purchase price therefor) shall pass to, and vest in, the Company effective as of the date of the closing) and (y) the Company shall agree to pay the repurchase price for the Unpurchased Units and the Unpurchased Member Loans, without interest, in accordance with the following three sentences of this Section 15.4(e). The Company shall repay the Affected Member’s Unpurchased Member Loans to the Company, if any, when the Company receives revenues that the Company would have been required to use to repay Member Loans made by the Affected Member, had the Affected Member remained a Member. The Fair Market Value of the Affected Member’s Unpurchased Units shall be payable when the Company receives cash payments that the Company would have been required to distribute to the Affected Member under Article 9 had the Affected Member remained a Member. Anything in the preceding two sentences to the contrary notwithstanding, any remaining balance of the purchase price shall be paid by the Company at the end of five (5) years following the Trigger Date.

(f) In the event that the remaining Members decide not to continue the business of the Company, the Company shall be dissolved.

ARTICLE 16. GOVERNING LAW; DISPUTE RESOLUTION

16.1 Governing Law. THIS AGREEMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act, the applicable provision of the Act will control.

16.2 Disputes. Except as to any disputes for which injunctive relief may be available, in the event a dispute of any kind arises in connection with this Agreement (including any dispute concerning its construction, performance or breach), the parties to the dispute (who may be any combination of the Company and any one or more of the Members) will attempt to resolve the dispute as set forth in Section 16.3 before proceeding to arbitration as provided in Section 16.4. All documents, discovery and other information related to any such dispute, and the attempts to resolve or arbitrate such dispute will be kept confidential to the fullest extent possible. This Article 16 shall not apply to disputes arising under the Management Agreements.

16.3 Negotiation. If a dispute arises, any party to the dispute will give notice to each other party. If the Company is not a party to the dispute, notice will be given to the Company. After notice has been given, the parties in good faith will attempt to negotiate a resolution of the dispute.

16.4 Arbitration. If, within 30 days after the notice provided in Section 16.3, a dispute is not resolved through negotiation or mediation, the dispute will be arbitrated. The parties to the dispute agree to be bound by the selection of an arbitrator, and to settle the dispute exclusively by binding arbitration in accordance with the following provisions:

(a) All parties to the dispute will collectively select one arbitrator. If they fail to do so within 45 days after the notice provided in Section 16.3, one or more parties will request the American Arbitration Association to submit a panel of five arbitrators who are qualified to resolve the matters in dispute from which the choice will be made. The party requesting the arbitration will strike first, followed by alternative striking until one name remains. A similar procedure will be followed if there are more than two parties. The parties may by agreement reject one entire list, and request a second list. If selection by the above method is not completed within 90 days after the notice provided in Section 16.3, or if there are more than four parties, then an arbitrator will be selected by the American Arbitration Association. The arbitrator so selected will then arbitrate the dispute in New York, New York, and issue an award.

(b) To the extent consistent with the provisions of this Article, the arbitration will be conducted under the Commercial Arbitration Rules of the American Arbitration Association and in accordance with New York law. The arbitrator’s decision will be made pursuant to the relevant substantive law of the State of New York. The award of the arbitrator will be final, binding and non-appealable. Judgment on the award may be entered in any court, state or federal court having jurisdiction.

(c) The fees and expenses of the arbitrator, and the other direct costs of the arbitration, will be shared by the parties to the dispute in equal proportions. Each party to the dispute will bear all other costs and expenses as provided in Section 17.9. If one or more Members are included in the arbitration because of their membership or former membership in the Company, such group will collectively be treated as one party to the dispute (through the Company as a party).

(d) The arbitrator(s) shall have the authority to award equitable relief and compensatory damages. The arbitrator(s) shall not have any authority to award punitive damages or other non-compensatory damages against the Company, its Members, or any Transferee or Permitted Transferee notwithstanding any action based on gross negligence, bad faith, fraud, breach of this Agreement, or any other conduct that might give rise to a claim for punitive damages or other non-compensatory damages.

(e) The decision of the arbitrator(s) shall be rendered within ninety (90) calendar days after the date of the selection of the arbitrator(s) or within such period as the parties may otherwise agree.

ARTICLE 17. GENERAL PROVISIONS

17.1 Covenants.

(a) Securities Law Requirements. The Members acknowledge that Nevada Gold’s parent company and TrackPower are publicly held corporations, and that trading in the securities of such corporations based upon non-public information or unauthorized disclosure or other use of material developments could expose such publicly held corporations to liability. Each of the Members shall take appropriate precautions to inform its employees and agents of such fact and to prevent such persons from making any such disclosures.

(b) Regulatory Information. Each Member shall provide to the Company or regulatory agency, as the case may be, as required by applicable laws, regulations, rules or orders, all information pertaining to the Company, the Gaming Complexes, and each Member’s officers, directors, shareholders, financial sources, and associations as shall be required by any Federal or state securities law or any regulatory authority with jurisdiction over the Company, the Gaming Complexes, or any Member or any Affiliates of such Person, including but not limited to the regulatory authorities in the states of New York, Colorado, California, Oklahoma, New Mexico and Texas. Specifically and without limitation, each Member shall provide the other Members with all information necessary to determine such Member’s and its Affiliates’ suitability for licensing applications and renewals, including information regarding their ownership structure, corporate structure, officers and directors, stockholders, members, and partners’ identity, financing, transfers of interest, etc., as shall be required by any regulatory authority with jurisdiction over the other Members or any of their Affiliates, whether foreign or domestic, including, without limitation, New York, Colorado, California, Oklahoma, New Mexico and Texas, or with respect to any federal, state or other security law requirement. The obligations of the Members contained in this Section 17.1(b) shall continue throughout the term of this Agreement.

(c) Prohibited Payments.

Each Member agrees that it and its Affiliated Persons will conduct all activities that affect the Company, and will cause any activities affecting the Company conducted on their behalf, to be conducted in a lawful manner and specifically will not engage in the following transactions:

(i) payments or offers of payment, directly or indirectly, to any domestic or foreign government official or employee in order to obtain business, retain business or direct business to others, or for the purpose of inducing such government official or employee to fail to perform or to perform improperly his official functions;

(ii) receive, pay or offer anything of value, directly or indirectly, from or to any private party in the form of a commercial bribe, influence payment or kickback for any such purpose; or

(iii) use, directly or indirectly, any funds or other assets of the Company for any unlawful purpose including, without limitation, political contributions in violation of applicable laws, regulations, rules or orders.

17.2 Amendments. This Agreement may be amended by the unanimous written agreement of the Members. Any amendment will become effective upon such approval, unless otherwise provided. Notice of any proposed amendment must be given at least 5 days in advance of the meeting at which the amendment will be considered (unless the approval is evidenced by duly signed minutes of action). Any duly adopted amendment to this Agreement is binding upon, and inures to the benefit of, each Person who holds a Unit at the time of such amendment. Notwithstanding any other provision of this Agreement, with respect to any Transferee that is not a Permitted Transferee identified in any of Sections 14.3(a) through 14.3(h) or deemed a Permitted Transferee pursuant to Section 3.9, any amendment to Article 8 (relating to allocation of Profits or Losses), Article 9 (relating to Distributions), Section 13.2 (relating to Distributions in Liquidation) and Section 17.2 (relating to amendment of this Agreement) will not be effective if it adversely affects such Transferee’s rights under such Articles or Sections, nor will such Transferee be required to make any Capital Contribution, without such Transferee’s written consent. Anything in this Agreement to the contrary notwithstanding, Section 4.8 shall not be amended, supplemented or otherwise modified, and no provision or right set forth therein shall be deemed waived, and no consent thereunder shall be deemed given, unless such amendment, supplement, modification, waiver or consent is in writing and signed by Oneida. Non-material amendments relating to this Agreement or that are necessary for compliance with applicable law may be made by the Board.

17.3 Confidentiality. In addition to and as provided in Section 3.3 and Article 17, the Members shall consult with each other as to the form, substance and timing of all public announcements regarding the Company or this Agreement, and no public announcements regarding the Company or this Agreement shall be made by one Member without the consent of the Board. Notwithstanding the foregoing, a Member may make such announcements, file such documents (including this Agreement) with the Securities and Exchange Commission and other regulatory authorities, and take other actions to comply with the requirements of federal and state securities laws as it deems necessary.

17.4 Waiver of Partition Right. Each Member waives and renounces any right that such Person may have prior to Dissolution and Liquidation to institute or maintain any action for partition with respect to any real property owned by the Company.

17.5 Waivers Generally. No course of dealing will be deemed to amend or discharge any provision of this Agreement. No delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

17.6 Equitable Relief. If any Person proposes to Transfer all or any part of such Person’s Units in violation of the terms of this Agreement, the Company or any Member may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed Transfer except upon compliance with the terms of this Agreement, and the Company or any Member may institute and maintain any action or proceeding against the Person proposing to make such Transfer to compel the specific performance of this Agreement. Any attempted Transfer in violation of this Agreement is null and void, and of no force and effect. The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

17.7 Remedies for Breach. The rights and remedies of the Members set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise. The Members agree that all legal remedies (such as monetary damages) as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.

17.8 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Nevada Gold:

Nevada Gold NY, Inc. 3040 Post Oak Blvd., Suite 675 Houston, Texas 77056 Attention: Chief Executive Officer Fax no.: (713) 621-6919 E-mail address: twinn@nevadagold.com

With a copy to:

Thompson & Knight, LLP 333 Clay St., Suite 3300 Houston, Texas 77002-4499 Attention: Cathryn L. Porter, Esq. Fax No.: 713-654-1871 E-mail address:
If to Southern Tier:

Southern Tier Acquisition II LLC 125 Park Avenue New York, NY 10017 Attention: Mr. Jeffrey Gural Fax no.: 212-372-2409 E-mail address: Jgural@newmarkre.com

With a copy to: Goldberg Weprin & Ustin LLP 1501 Broadway - 22nd Floor New York, New York 10036 Attention: Andrew W. Albstein, Esq. Fax no.: 212-730-4518 E-mail address: aalbstein@gwulaw.com

If to TrackPower:

TrackPower, Inc. 765 15th Side Road King City, Ontario Canada L7B1K5 Attention: John Simmonds Fax: 905-773-1241 E-mail address: jgs@trackpower.com

With a copy to: Towne Law Firm 421 New Karner Rd P.O. Box 15072 Albany, NY 12212-5072 Attention Jim Towne, Esq. Fax: 518-452-6435 E-mail address:
If to Oneida:

Oneida Entertainment, LLC
c/o Plainfield Asset Management LLC
55 Railroad Avenue
Greenwich, Connecticut 06830
Attention: Thomas Fritsch
Fax: 203-302-1779
E-mail address: thomas.fritsch@plainfieldfunds.com

With a copy to: Stroock & Stroock & Lavan, L.L.P. 180 Maiden Lane New York, NY 10038 Attn: Christopher Donoho, Esq. Fax : 212-806-6006 Email : cdonoho@stroock.com

17.9 Costs. If the Company or any Member retains counsel for the purpose of enforcing or preventing the breach or any threatened breach of any provision of this Agreement or for any other remedy relating to it, then the prevailing party will be entitled to be reimbursed by the non-prevailing party for all costs and expenses so incurred (including reasonable attorneys’ fees, costs of bonds, and fees and expenses for expert witnesses) unless the arbitrator or other trier of fact determines otherwise in the interest of fairness.

17.10 Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

17.11 Survivability of the August 24, 2005 Agreement. This Agreement hereby amends, restates and supersedes in its entirety any and all of the provisions of the (a) letter agreement dated August 24, 2005, by and among Tioga Downs Racetrack, LLC, Vernon Downs Acquisition, LLC, Nevada Gold & Casinos, Inc., TrackPower, Inc. and Southern Tier Acquisition, LLC, (b) the Operating Agreement of the Company dated November 8, 2005, and (c) the First Amendment to the Operating Agreement dated November 29, 2005.

17.12 Entire Agreement. This Agreement the Exhibits attached hereto, the Contribution Agreement, the Management Agreements and the Debt Commitment Letter, contain the entire agreement and understanding of the Members with respect to its subject matter, and it supersedes all prior or other contemporaneous understandings, correspondence, negotiations, or agreements between them respecting the within subject matter. No amendment, modification or interpretations hereof shall be binding unless in writing and signed by all the Members unless it is made in accordance with Section 17.2.

17.13 Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Members and their permitted successors and assigns; provided that, any Transferee will have only the rights specified in Section 14.6 unless it is a Permitted Transferee.

17.14 Further Assurances. Each Member agrees, without further consideration, to sign and deliver such other documents of further assurance as may reasonably be necessary to effectuate the provisions of this Agreement.

17.15 Headings. Article and section titles have been inserted for convenience of reference only. They are not intended to affect the meaning or interpretation of this Agreement.

17.16 Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural include the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense.

17.17 Effectiveness. This Agreement shall automatically, without further action by any of the parties, become effective and enforceable according to its terms immediately upon execution hereof.

17.18 Counterparts. This Agreement may be executed in any number of counterparts, (including by facsimile) each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. The production of any executed counterpart of this Agreement shall be sufficient for all purposes without producing or accounting for the other counterparts hereof.

17.19 Third Party Beneficiaries. Without limiting the provisions of Sections 7.2(f) and 7.13, nothing express or implied in this Agreement is intended or shall be construed, to confer upon or give any Person other than the parties hereto and the Company, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or results in their being deemed a third party beneficiary of this Agreement; provided, however, that any Indemnified Person not a party hereto shall be a third party beneficiary of Section 10.2 hereof.

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SIGNATURE PAGE FOLLOWS

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED OPERATING AGREEMENT

OF AMERICAN RACING AND ENTERTAINMENT, LLC

DATED MARCH 1, 2006

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement effective as of the 1st day of March, 2006 but to be effective as of the date first set forth above.

NEVADA GOLD:

NEVADA GOLD NY, INC.

By: ______________________________
H. Thomas Winn, President

SOUTHERN TIER:

SOUTHERN TIER ACQUISITION II LLC

By: ______________________________
Jeffrey Gural, Manager

TRACKPOWER:

TRACKPOWER, INC.

By: ______________________________
John Simmonds, Chairman

By: ______________________________
Ed Tracy
President and Chief Executive Officer

ONEIDA: ONEIDA ENTERTAINMENT, LLC

By: ______________________________
Name: ____________________________
Title: ______________________________

GURAL: Solely for purposes of Sections 7.11, 7.12 and 7.13 of the Agreement

______________________________
Jeff Gural

LIST OF EXHIBITS

Exhibit 3.1 Capital Contributions and Percentages of Members

Exhibit “A” Definitions

Exhibit “B” Constituent Interests in Members

EXHIBIT 3.1

Member	Date Admitted as Member	Capital Contributions Made			Units	Initial Percentage	Adjusted Percentage
		Non-Cash (a)	Cash	Total
Nevada Gold NY, Inc.	11-8-05	-0-	$10,000,000	$10,000,000	100,000	40%	40%
Southern Tier Acquisitions, II, LLC	11-8-05	$5,983,384	$1,516,516	$7,499,900	50,000	20%	20%
TrackPower, Inc.	11-8-05	$5,983,384	$1,516,516	$7,499,900	50,000	20%	20%
Oneida Entertainment, LLC	2-__-06	-0-	$5,000,000	$5,000,000	50,000	20%	20%

(a)
On November 29, 2005, in accordance with the terms of the Contribution Agreement, certain Affiliates of TrackPower and Southern Tier contributed to the Company all of their right, title and interest in and to the Tioga Downs Contributed Assets. The Members agree that the Fair Market Value of the Tioga Downs Contributed Assets is $10,221,408, including $5,221,408 in cash, and $5,000,000 in increased value. As a result of such contribution, TrackPower and Southern Tier have each been credited with a capital account equal to $5,110,704. Certain Affiliates of TrackPower and Southern Tier have also contributed to the Company all of their right, title and interest in and to the Vernon Downs Contributed Assets. The Members agree that the Fair Market Value of the Vernon Downs Contributed Assets is $1,745,360. As a result of such contribution, $872,680 shall be credited to each of TrackPower’s and Southern Tier’s Capital Account, resulting in a total Capital Account of $5,983,384 for each of TrackPower and Southern Tier as of November 29, 2005.

EXHIBIT “A”

Definitions

In addition to other terms which are defined elsewhere in this Agreement, the following terms, for purposes of this Agreement, shall have the meanings set forth in this Exhibit “A”:

Act:	The New York Limited Liability Company Law and any successor statute, as amended from time to time.
Adjusted Capital Account:
The Capital Account maintained for each Member as provided in Section 7.6, (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Member, if any, (ii) an amount equal to such Member’s allocable share of Minimum Gain as computed on the last day of each Fiscal Year in accordance with the applicable Regulations, and (iii) the amount of Company liabilities allocable to such Member under Section 752 of the Code with respect to which such Member bears the economic risk of loss to the extent such liabilities do not constitute Member Nonrecourse Debt, and (b) reduced by the adjustments provided for in Regulations § 1.704-1(b)(2)(ii)(d)(4)-(6).

Affected Member:	A Member that is notified that it is an Unsuitable Person under Section 15.2 or Section 15.3(b).
Affiliate:
An “Affiliate” of a Person means a Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose and for purposes of the use of the term “control” in this Agreement, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Affiliated Person:
A Person whose relationship to a Member is such that a Gaming Authority considers such Person’s suitability as a factor in determining the Member’s or the Company’s suitability for receiving a Gaming License.

Annual Plan:	The Annual Plan set forth in Section 4.1(h) of the Agreement.
Approved Substitute Manager:	Barry M. Gosin, Vice Chairman and Chief Executive Officer of Newmark & Company Real Estate, Inc., or James D. Kuhn, President of Newmark & Company Real Estate, Inc.

Articles:	The Articles of Organization of the Company as filed under the Act, as amended from time to time.
Board:	The Board of Directors established pursuant to Section 4.2 of this Agreement.
Budgets:	The Cost Budgets that are approved or otherwise operative under this Agreement or the Operating Budgets that are approved or otherwise operative under this Agreement.
Business:	The business of the Company set forth in the last paragraph in Section 2.1 of this Agreement.
Cap:
The sum of (a) the principal amount of $60,000,000 minus the amount of any repayments and commitment reductions under any of the First Lien Facilities to the extent such repayments and reductions cannot be reborrowed or increased (specifically excluding, however, any such repayments and commitment reductions occurring in connection with any refinancing, replacement, restatement or substitution of any of the First Lien Facilities), plus (b) accrued interest, fees and expenses, costs of collection and foreclosure of any lien granted to the First Lien Lenders, and advances made for the costs of maintaining or protecting the collateral securing the indebtedness under any of the First Lien Facilities.

Capital Account:	The capital account maintained for each Member under Section 7.6 of this Agreement.
Capital Contribution:
The aggregate of the dollar amounts of any cash contributed to the capital of the Company and the Fair Market Value of any property contributed to the capital of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash and the Fair Market Value of any property agreed to be contributed, by such Member to the capital of the Company.

Capital Transaction:
Any sale, exchange, condemnation (including any eminent domain or similar transaction), casualty, financing, refinancing or other disposition with respect to any real or personal property owned by the Company which is not in the ordinary course of business.

Cause:
Cause as to the removal of any Director under Section 4.2(d) shall be defined as any breach of the terms of this Agreement, breach of any term of employment including violation of policies and procedures of the Company, fraud, or willful misconduct, by the Director who is being removed.

Code:	The Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of subsequent revenue laws).
Company:	American Racing and Entertainment, LLC, as formed under the Articles and as operating under this Agreement.
Company Nonrecourse Liabilities:	Nonrecourse liabilities (or portions thereof) of the Company for which no Member (or a related person within the meaning of Treasury Regulation section 1.752-4) bears the economic risk of loss.
Company Securities:
Units or any other equity, ownership or profits interests of the Company, or any warrants, options, convertible securities or other rights to acquire Units or any such other equity, ownership or profits interests of the Company.

Conceptual Plans and Specifications:	The Conceptual Plans and Specifications for a Gaming Complex (or any portion thereof), approved by the Board.
Consumer Price Index:
The Consumer Price Index for All Urban Consumers most recently published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items, (1997-98=100), or any successor or replacement index thereto. If the Consumer Price Index shall, after the date hereof, be converted to a different standard reference base or shall otherwise be revised, any determination hereunder which uses the Consumer Price Index shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics, or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or, failing such publication, by any other nationally recognized publisher of similar statistical information. If the Consumer Price Index shall cease to be published, then for the purpose of this Agreement there shall be substituted for the Consumer Price Index such other similar index as the Company accountants shall determine which measures changes in the relative purchasing power of United States currency over the term of this Agreement.

Contributing Members:
Means (i) in the case of Section 7.2(c) hereof with respect to any Delinquent Contribution, each Other Member that contributes any portion of such Delinquent Contribution, (ii) in the case of Section 7.11(d) hereof with respect to any Unfunded RCG Reimbursement Amount, each Other Member that makes a loan to the Company in respect of any portion of such Unfunded RCG Reimbursement Amount and (iii) in the case of Section 7.12(d) hereof with respect to any Unfunded VSM Reimbursement Amount, each Other Member that makes a loan to the Company in respect of any portion of such Unfunded VSM Reimbursement Amount.

Contribution Agreement:
The Contribution Agreement dated November 8, 2005, between the Company, Nevada Gold, TrackPower, Inc. and Southern Tier Acquisition, LLC, relating to the contribution of certain assets to the Company as of November 29, 2005.

Cost Budget:	The Cost Budget for all development and construction costs for each Gaming Complex (or any part thereof), approved by the Board.
Cost Budget Overruns:
Cost Budget Overruns shall mean cost overruns in the Cost Budgets of the Vernon Downs Complex and/or the Tioga Downs Complex after all transfers of costs to and from contingency line items. Cost Budget Overruns shall be limited to budget overruns in the initial construction, renovation and development of the Tioga Downs Complex and the Vernon Downs Complex that occur prior to the Opening Date of the Management Agreement for each complex (as such term is defined in the respective Management Agreements).

Debt:
(a) all liabilities and obligations, contingent or otherwise, of the Company: (i) in respect to borrowed money (whether or not the recourse of the lender is to the whole or the assets of the Company or only to a portion thereof); (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) representing the balance deferred and unpaid of the purchase price of any property or services, if and to the extent any of the foregoing described in clauses (i), (ii) and (iii) would appear as a liability on the balance sheet of the Company; (iv) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks; (v) for the payment of money relating to a capitalized lease obligation; or (vi) evidenced by a letter of credit or reimbursement obligation of such person with respect to any letter of credit; (b) all liabilities of others of the kind described in the preceding clause (a) that the Company has guaranteed or that is otherwise its legal liability; and (c) all obligations secured by a lien to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of the Company are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Company’s legal liability, provided, that the amount of such obligations shall be limited to the lesser of the fair market value of the assets or property to which such lien attaches and the amount of the obligation so secured.

Debt Financing:
Any of the following: (a) any debt financing by the Company with any third party, (b) the issuance of any bonds, notes, debentures or similar debt securities (whether or not convertible into Units or any other equity, ownership or profits interests of the Company, or offered as a unit with any Units or other equity, ownership or profits interests) to a third party, and (c) any transfer, assignment or other disposition (including by assumption) by any holder of Debt to any other Person to which the Company provides its consent or approval, including, without limitation, any of the foregoing with or involving any Member or any Affiliate of any Member; provided, that the financing contemplated by the Initial First Lien Facility shall not constitute a Debt Financing.

Director:	Any Person named in the Articles and any Person elected as a Director of the Company as provided in this Agreement, but does not include any Person who has ceased to be a Director of the Company.
Dissolution:	The dissolution of the Company as provided in Section 12.1.

Distribution:	A distribution of money or other property made by the Company with respect to a Unit.
Early Termination Event:
As applied to any holder of Debt or claim against the Company that has agreed not to take an Enforcement Action for a period of time, the occurrence of any of the following: (a) acceleration of any other Debt or claim against the Company in excess of (either individually or in the aggregate) $150,000; (b) the holder of any other Debt or claim against the Company in excess of (either individually or in the aggregate) $150,000 initiates any judicial proceeding or action to collect any portion of such other Debt or claim, or exercises any right of set-off or counterclaim against the Company or commences any foreclosure action against any of the assets of the Company; and (c) any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of the Company.

EBIDTA:	Earnings of the Company before interest, depreciation, taxes and amortization.
Electing Member:
Means (i) in the case of Section 7.9, each Member that elects to purchase Company Securities pursuant to such Section; (ii) in the case of Section 14.4(a), each Offeree Member that elects to purchase Offered Units pursuant to such Section; and (iii) in the case of Section 15.4(d), each Member that elects to purchase an Affected Member’s Units pursuant to such Section.

Enforcement Action:
As applied to the holder of any Debt or any holder of any claims against the Company (a) to take from or for the account of the Company, by set-off or in any other manner, the whole or any part of any moneys owing by the Company with respect to such Debt or claim, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Company to (i) enforce payment of or to collect the whole or any part of such Debt or claim or (ii) commence judicial enforcement of any of the rights and remedies under the applicable documents or agreement relating to such Debt or claim or applicable law with respect to such Debt or claim, (c) to accelerate such Debt or claim, or (d) take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Company.

Fair Market Value:	Fair Market Value as defined in Section 6.1.
Final Plans and Specifications:	The final plans and specifications for a Gaming Complex (or any portion thereof), approved by the Board.
Fiscal Year:	The fiscal and taxable year of the Company as determined under this Agreement, including both 12-month and short taxable years.
Fully Elected Members:
Means (i) in the case of Section 14.4(a), each Electing Member that elects to purchase its full allocable share of Offered Units pursuant such Section; and (ii) in the case of Section 15.4(d), each Electing Member that elects to purchase its full allocable share of the Affected Member’s Units pursuant such Section.

Gaming Authority:
Any national, state, tribal, local and other governmental, regulatory and administrative authority, agency, board, commission or official responsible for or involved in the regulation of gaming activities of the Company or its Members in any jurisdiction.

Gaming Complex:
For each of the Vernon Downs Complex and the Tioga Downs Complex, the Project Site, and any building structures and improvements construed on or affixed to the Project Site; and all roads, utilities, dredging, grading, landscaping, and other off-site improvements constructed or developed by the Company on or in support of the Project Site.

Gaming Facilities:	Any and all buildings within a Gaming Complex including but not limited to hotel, parking, gaming, restaurant and entertainment facilities and all surface parking lots serving such buildings.
Gaming Laws:	The laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction.

Gaming License:	Any license, permit, authorization, consent or favorable determination from or issued by a Gaming Authority pursuant to any Gaming Laws.
General Manager:	The General Manager for the Gaming Complexes.
Indemnified Person:
As to any Member indemnified under Article 10, such Member, the Member’s designated Board representative and any Affiliate of such Member (other than the Indemnifying Member), and any agents, attorneys, officers, members, directors, stockholders or employees of such Member or such Affiliate.

Indemnifying Member:	The Member that owes any amount or duty to any Indemnified Person pursuant to Article 10.
Initial First Lien Facility:
The initial senior debt financing not to exceed $60 million described in the first sentence of Section 5.1, and any amendments or modifications thereof, but not including any Debt Financing that refinances, refunds or otherwise replaces such initial senior debt financing other than any debt financing entered into with the CIBC Group that refinances, refunds or otherwise replaces such initial senior debt financing.

Interest Rate:	The prime interest rate of J.P. Morgan Chase & Co. (or any successor bank), plus 2%.
Licensed Member:	Any Member to which a Gaming License has been granted, or to whose Affiliate a Gaming License has been granted.
Liquidation:	The process of terminating the Company and winding up its business under Article 13 after its Dissolution.
Losses:
The net losses, deductions and credits of the Company determined in accordance with generally accepted accounting principles and as reported separately or in the aggregate, as appropriate, on the tax returns of the Company filed for federal income tax purposes.

Major Decisions	As defined in Section 4.1(c).
Management Agreements:	The collective reference to the Tioga Downs Management Agreement and the Vernon Downs Management Agreement.

Management Company:	Nevada Gold NY, Inc.
Material Modification:	A modification or addition to or deletion from the Final Plans and Specifications for a Gaming Complex, including without limitation, the sign layouts as well as the use of proprietary marks.
Member(s):
Each of the Persons executing this Agreement as a Member, or who is subsequently admitted as a substitute or an additional Member as provided in this Agreement, but not including any Person who has ceased to be a Member in the Company.

Member Financing Commitment:
Any Member Loan that is in the form of a guarantee, financing commitment or other similar type of credit support that requires the Member that has provided such Member Loan to, from time to time, (a) make loans or other credit extensions, advance funds or make available other financing arrangements to the Company or to the Company’s designee, (b) purchase or assume obligations of the Company or the Company’s designee, or (c) provide indemnification or reimbursement to the Company or the Company’s designee. The Nevada Gold Guarantee shall constitute a Member Financing Commitment.

Member Nonrecourse Debt:	Any nonrecourse debt of the Company (or portions thereof) for which any Member (or a related person within the meaning of Treasury Regulation section 1.752-4) bears the economic risk of loss.
Member Nonrecourse Deductions:
The amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Regulations.

Membership Interest:
All or any part of a Member’s equity, ownership, profit or other right, title and interest in the Company in such Member’s capacity as a Member, including all of such Member’s rights under this Agreement.

Mercer Group:	The collective reference to all or any of Raceway Ventures, LLC, Steven F. Cohen, Frank A. Leo, Patrick Danan, Leonard Mercer and International Housing Development Group, Corp.

Minimum Gain:
With respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) all properties that are subject to Company Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Regulations. With respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) the property that is subject to such Member Nonrecourse Debt in full satisfaction of such debt, computed in accordance with applicable Regulations.

Net Sales Cash:	Cash receipts of the Company from a Capital Transaction, less payment of fees or expenses related to the Capital Transaction.
Nevada Gold:	Nevada Gold NY, Inc., a New York corporation, owned 100% by Nevada Gold & Casinos, Inc.
New York Regulatory Authority	A Gaming Authority whose approval is necessary in order for the Company to obtain or maintain Gaming Licenses with respect to the Gaming Complexes.
Non-Arbitrable Decisions :	As defined in Section 4.1(d).
Non-Compliant Member :	As defined in Sections 15.2 or 15.3(b) hereof, as applicable.
Notice:	Written notice (including any communication or delivery), actually given pursuant to Section 17.8.
Oneida:	Oneida Entertainment, LLC and each Person to which it Transfers Units pursuant to Section 14.3(g).
Operating Budget:	The Operating Budget defined in Section 4.1.
Other Members:
Means (i) in the case of Section 7.2(c) hereof with respect to any Cash Deficit Contribution, each Member (other than a Non-Contributing Member) that has contributed its entire portion of such Cash Deficit Contribution, (ii) in the case of Section 7.11(d) hereof with respect to any RCG Payment Amount, each Member (other than an Unfunded RCG Reimbursing Member) that has made (or deemed to have made) a loan to the Company in respect of such Member’s RCG Reimbursement Amount and (iii) in the case of Section 7.12(d) hereof with respect to any VSM Payment Amount, each VSM Guarantee Reimbursing Member (other than an Unfunded VSM Reimbursing Member) that has made (or deemed to have made) a loan to the Company in respect of such VSM Guarantee Reimbursing Member’s VSM Reimbursement Amount.

Percentage:
As of any date of determination for any Member, a percentage expressed as a fraction, (a) the numerator of which is the number of Units held by such Member as of such date on a fully diluted basis and (b) the denominator of which is the number of Units held by all Members as of such date on a fully diluted basis. For purposes of this definition, the phrase “on a fully diluted basis”, as applied to determining the number of Units held by a Member on any particular date or the number of Units held by all Members in the aggregate on any particular date, means the total number of Units held by such Member or all Members (as applicable) as of such date assuming full conversion or exercise of all outstanding options, warrants, convertible securities or other rights to acquire Units, whether or not then convertible or exercisable. The Percentage of each Member is set forth on Exhibit 3.1 attached hereto.

Permitted Amount:
In the case of any Cost Budget Overruns, an amount equal to: (a) in the case the First Lien Lenders have not required Nevada Gold to provide the Nevada Gold Guarantee, $5,000,000; (b) in the case the First Lien Lenders have required Nevada Gold to provide the Nevada Gold Guarantee up to the amount of $5,000,000 and do not permit Nevada Gold to use any part of the Nevada Gold Guarantee to fund Cost Budget Overruns, $0; (c) in the case the First Lien Lenders have required Nevada Gold to provide the Nevada Gold Guarantee for an amount less than $5,000,000 and do not permit Nevada Gold to use any part of the Nevada Gold Guarantee to fund Cost Budget Overruns, an amount equal to the difference between $5,000,000 and the amount of the Nevada Gold Guarantee; (d) in the case the First Lien Lenders have required Nevada Gold to provide the Nevada Gold Guarantee up to the amount of $5,000,000 and do permit Nevada Gold to use a portion of the Nevada Gold Guarantee to fund Cost Budget Overruns, an amount equal to such portion; (e) in the case the First Lien Lenders have required Nevada Gold to provide the Nevada Gold Guarantee for an amount less than $5,000,000 and do permit Nevada Gold to use a portion of the Nevada Gold Guarantee to fund Cost Budget Overruns, an amount equal to the sum of (i) such portion plus (ii) the difference between $5,000,000 and the amount of the Nevada Gold Guarantee; and (f) in the event that Nevada Gold has not been released from all guaranty, reimbursement and indemnity obligations with respect to the RCG/VSM Loans, $0. All references in this definition to $5,000,000 shall be changed to $2,500,000 if the Company does not acquire the Vernon Downs Complex. In the event that the First Lien Lenders have required Nevada Gold to provide the Nevada Gold Guarantee and subsequently release Nevada Gold from its obligations under the Nevada Gold Guarantee prior to the occurrence of the Opening Date under each of the Management Agreements, the Permitted Amount shall automatically be increased by the amount of the obligations so released.

Permitted Transferee:	A Person described in Section 14.3 to whom a Unit may be transferred without compliance with a right of first refusal.
Person:	An individual, corporation, trust, partnership, limited liability company, limited liability association, unincorporated organization, association or other entity.
Plainfield Funds:	Plainfield Asset Management, LLC and any funds or investment vehicles controlled or managed by Plainfield Asset Management, LLC or one of its Affiliates.
Price Per Unit:
The purchase price for one (1) Unit established by the Board pursuant to Section 4.1(d)(iv) in connection with any required purchase of Units authorized by the Board pursuant to Section 7.2(a) and Section 7.2(c) or any other issuance or sale of Units authorized by the Board or required to be made by the Company in accordance with this Agreement (including pursuant to Section 7.11 and 7.12).

Proceeding:	Any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.
Profits:
The net income and gains of the Company determined in accordance with generally accepted accounting principles and as reported separately or in the aggregate, as appropriate, on the tax returns of the Company filed for federal income tax purposes.

Project Site(s):	The sites on which the Tioga Downs Complex and the Vernon Downs Complex are located.
Racing Manager:	The manager for the Racing Operations.
Racing Operations:	As defined in Section 4.5 hereof.
Regulations:	The Regulations (including temporary regulations) promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).
Reserves:
With respect to any fiscal period, cash set aside by the Company for working capital and to pay taxes, insurance, debt service, repairs, capital replacements, capital improvements, contingent liabilities or other costs and expenses incident to the ownership or operation of the Company’s properties, as estimated in good faith by the Board.

Scott Increased Payments:
Any increased payments in excess of $550,000 (but not exceeding $1,800,000) owing to All Vernon Acquisition, LLC on account of the purchase by Vernon Downs Acquisition, LLC of the equity interests of Shawn Scott, Victoria Scott, All Capital, LLC, All Vernon Acquisition, LLC and their affiliates in Mid-State Raceway, Inc., resulting from revenues from the VLT operations at the Vernon Downs Complex achieving certain thresholds.

Senior Credit Facilities:
The collective reference to the First Lien Facilities and the Second Lien Facility, as the same may be amended, modified, renewed, replaced, restated, substituted or refinanced, in whole or in part, from time to time.

Senior Credit Facility Lenders:	The holders of Debt or other obligations under the Senior Credit Facilities.
Southern Tier:	Southern Tier Acquisition II LLC, a New York limited liability company owned 36.364% by Jeff Gural.
Subordinated Note:
A promissory note evidencing a Member Loan that is subordinated to the Senior Credit Facilities and which contains subordination terms that are acceptable to the Senior Credit Facility Lenders which shall include, without limitation, provisions with respect to the following matters: (i) debt subordination; (ii) lien subordination, if applicable, on a basis junior in priority in all respects to the security interests of the Senior Credit Facility Lenders in the assets at issue; (iii) collateral agent selection solely by the Senior Credit Facility Lenders; (iv) exclusive and permanent control by the collateral agent at the direction of the Senior Credit Facility Lenders over all enforcement actions relating to collateral; (v) exclusive right of the Senior Credit Facility Lenders to implement or consent to the use of cash collateral under the Bankruptcy Code, and to the provision of such financing to the Company by a third party in any amount; and (vi) agreement by the holder of the Subordinated Note not to oppose or object to any actions by or at the direction of the Senior Credit Facility Lenders or the collateral agent with respect to any collateral, including any sale or disposition of any collateral in any insolvency proceeding under the Bankruptcy Code.

Third Party:	With respect to any Member, a Person other than an Affiliate.
Third Party Offer:	A bona fide, non-collusive, binding, arm’s-length written offer from a Third Party stated in terms of U.S. dollars.
Tioga Downs Complex:	Tioga Downs Racetrack, a harness track located in Nichols, New York, located on approximately 145 acres of real estate, and all improvements located thereon.
Tioga Downs Contributed Assets:	100% of the ownership interests in Tioga Downs Racetrack, LLC.
Tioga Downs Management Agreement:	The Tioga Downs Management Agreement, dated effective November 8, 2005, by and between Tioga Downs Racetrack, LLC and Nevada Gold.
TrackPower:	TrackPower, Inc., a Wyoming corporation.
Transfer:	A sale, exchange, assignment or other disposition of a Unit, whether voluntary or by operation of law.
Transferee:	A Person to whom a Unit is transferred.
Transferor:	A Person who transfers a Unit.

Trigger Date:
The later of the date of receipt by the Company and receipt by all other Members of a notice from a Licensed Member under Sections 15.2 or 15.3 that it intends to exercise the rights set forth in Section 15.4.

Unanimous Decisions	As defined in Section 4.1(b).
Unfunded Member Loan:
At any time of determination, any Member Financing Commitment under which or pursuant to which the Member making, providing or issuing such Member Financing Commitment has not actually made any loans, advances, purchases, assumptions, payments or reimbursements that have not been reimbursed to such Member.

Unreturned Capital Contributions:
The total amount of Capital Contributions made to the Company by a Member less the total Distributions received by that Member. In no event will the total Unreturned Capital Contribution of a Member be less than zero.

Unsuitable Person:
(i) any Person who, if the Person is an Affiliate of the Company or any Member, will cause the Company, any Member or any Affiliate of any Member (A) not to obtain any Gaming License, or (B) to have a Gaming License revoked or not renewed, or (ii) a Member who is properly determined by a second Member to be an Unsuitable Person in accordance with Sections 15.2 or 15.3(b) for reasons that remain unremedied.

VDA:	Vernon Downs Acquisition, LLC, a Delaware limited liability company owned by the Company, subject to the rights of shareholders of Mid-State Raceway, Inc. to acquire an aggregate of 10% of VDA.
Vernon Downs Complex:
Vernon Downs Raceway, a harness track located in Vernon, New York, located on approximately 600 acres of real estate, and all improvements located thereon, including a 47,700 square foot grandstand, clubhouse, 34,000 square foot VLT facility, a 175-room hotel, surface parking and other amenities.

Vernon Downs Contributed Assets:	100% of the ownership interests in VDA.
Vernon Downs Management Agreement:	The Vernon Downs Management Agreement, dated effective November 8, 2005, by and between Vernon Downs Acquisition, LLC and Nevada Gold.
Vestin/Scott/Mercer Group	The collective reference to all or any of Vestin Mortgage, Inc., All Capital, LLC and the Mercer Group.
Withdrawal:	The occurrence of an event with respect to a Member which terminates membership in the Company, as provided in Section 12.2.

EXHIBIT “B”

Constituent Interests in Members

Directors, Officers and Owners of Southern Tier:

Manager:	Jeffrey Gural

Owners:	Jeffrey R. Gural	36.364%
	Aaron Gural	18.182%
	Barry Gosin	9.091%
	Peter Kleinhans	9.091%
	Ted Gewertz	7.273%
	Buzzy Geguld	5.455%
	Gerry Ritterman	5.455%
	James Kuhn	4.545%
	Howard Kaye	2.727%
	Marc Holiday	1.817%
	TOTAL	100%

Directors, Officers and Owners (5% or more) of TrackPower, Inc.

Directors:	John G. Simmonds, Chairman Kenneth J. Adelberg Edward M. Tracy James Ahearn

Officers:	Edward M. Tracy, CEO and President Gary Hokkanen, CFO and Treasurer Carrie Weiler, Secretary

Shareholders (5% or more):	Paul Marsiglio Asolare II, LLC

Directors, Officers and Owners (5% or more) of Nevada Gold & Casinos, Inc.

Directors:	H. Thomas Winn Paul Burkett Wayne White Francis Ricci William Jayroe Joe Juliano John Gallaway

Officers:	H. Thomas Winn, CEO John Arnesen, President & COO Alan J. Greenstein, CFO Don Brennan, Vice President - Development

Shareholders (5% or more):	Clay County Holdings, Inc.

Directors, Officers and Owners of Oneida

Directors:	Max Holmes
Joseph C. Bencivenga

Officers:	Max Holmes - President Joseph C. Bencivenga - Treasurer Thomas X. Fritsch - Secretary

Owners:	Oneida Entertainment Holdings, Inc.[1]
Oneida Capital, LLC[2]

[1]
Oneida Entertainment Holdings, Inc. will control Oneida Entertainment, LLC. Oneida Entertainment Holdings, Inc. has one shareholder: Plainfield Special Situations Master Fund Limited, a Cayman Islands corporation (the “Master Fund”). The Master Fund is what is commonly referred to as a hedge fund. The Master Fund is managed by Plainfield Asset Management LLC (“PAM”), a Delaware limited liability company and an investment adviser duly registered with the SEC under the Investment Advisers Act of 1940. The sole managing member of PAM is Achim Maximilian Holmes.

[2]	Oneida Capital, LLC has one member: Eric M. Spector.

B-1